                                                                       EXHIBIT 2

                                                                  EXECUTION COPY



                              AMENDED AND RESTATED

                              ACQUISITION AGREEMENT

                                  BY AND AMONG

                              PURICO (IOM) LIMITED,

                                 RF & SON INC.,

                                   RFS US INC.

                                       AND

                                 RFS ECUSTA INC.

                                    AS BUYERS

                                       AND

                            P. H. GLATFELTER COMPANY

                                       AND

                                MOLLANVICK, INC.

                                   AS SELLERS



                                 AUGUST 9, 2001

                                                                  EXECUTION COPY

                               TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
ARTICLE I DEFINITIONS ............................................................................ 2

         1.1.     Defined Terms .................................................................. 2

ARTICLE II THE TRANSACTION .......................................................................12

         2.1.     Purchase and Sale ..............................................................12
         2.2.     Excluded Assets. ...............................................................15
         2.3.     Assumed Liabilities; Excluded Liabilities. .....................................16
         2.4.     The Closing. ...................................................................18
         2.5.     Purchase Price. ................................................................18
         2.6.     Purchase Price Adjustment ......................................................19
         2.7.     Escrow Account. ................................................................20
         2.8.     Consent of Third Parties; Further Assurances ...................................20
         2.9.     Shared Contracts. ..............................................................22
         2.10.    Customer Billing. ..............................................................22

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS ............................................22

         3.1.     Organization and Authority .....................................................22
         3.2.     Authorization; Binding Obligation ..............................................23
         3.3.     No Violations. .................................................................23
         3.4.     Financial Statements. ..........................................................23
         3.5.     Absence of Changes .............................................................24
         3.6.     Assets. ........................................................................25
         3.7.     Personal Property. .............................................................25
         3.8.     Permits, Licenses ..............................................................25
         3.9.     Compliance with Laws and Litigation. ...........................................26
         3.10.    Employee Matters. ..............................................................26
         3.11.    Agreements .....................................................................32
         3.12.    Environmental Matters ..........................................................32
         3.13.    No Undisclosed Liabilities .....................................................34
         3.14.    Warranty Claims. ...............................................................35
         3.15.    Inventory; Purchased Assets. ...................................................35
         3.16.    Real Estate ....................................................................35
         3.17.    Ownership of Subsidiaries. .....................................................40
         3.18.    Tax Matters. ...................................................................40
         3.19.    Business Intellectual Property .................................................41
         3.20.    Books and Records ..............................................................43
         3.21.    Accounts .......................................................................43
         3.22.    Disclosure .....................................................................43

                                        i
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
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYERS ...............................................43

         4.1.     Organization and Authority ......................................................44
         4.2.     Authorization; Binding Obligation ...............................................44
         4.3.     No Violations. ..................................................................44
         4.4.     Litigation. .....................................................................44
         4.5.     Financing .......................................................................45

ARTICLE V CERTAIN COVENANTS .......................................................................45

         5.1.     Information .....................................................................45
         5.2.     Ancillary Agreements. ...........................................................46
         5.3.     Tax Reporting and Allocation of Consideration. ..................................47
         5.4.     Tax Matters. ....................................................................47
         5.5.     Employees and Employee Benefits .................................................50
         5.6.     Affiliate Matters. ..............................................................58
         5.7.     Notice. .........................................................................58
         5.8.     Conduct of the Business .........................................................59
         5.9.     Covenant Not to Compete; Nonsolicitation. .......................................60
         5.10.    Material Consents ...............................................................61
         5.11.    Notice to Customers .............................................................61
         5.12.    Confidentiality .................................................................61
         5.13.    Estoppel Certificates. ..........................................................62
         5.14.    Title Policies ..................................................................62
         5.15.    Survey ..........................................................................63
         5.16.    Accounts Receivable and Related Claims ..........................................63
         5.17.    Real Property Compliance Certificate ............................................63
         5.18.    Ecusta Stock. ...................................................................64
         5.19.    Asbestos Removal ................................................................64

ARTICLE VI CLOSING ................................................................................64

         6.1.     Conditions Precedent to Each Party's Obligations. ...............................65
         6.2.     Conditions Precedent to Buyers' Obligations. ....................................65
         6.3.     Conditions Precedent to Sellers' Obligations ....................................67
         6.4.     Sellers' Closing Deliveries .....................................................68
         6.5.     Buyers' Closing Deliveries. .....................................................72

ARTICLE VII INDEMNIFICATION AND SURVIVAL ..........................................................73

         7.1.     Survival. .......................................................................73
         7.2.     Indemnification By Sellers ......................................................73
         7.3.     Limitations of Indemnification By Sellers .......................................73
         7.4.     No Reliance .....................................................................75
         7.5.     Indemnification by Buyers .......................................................75
         7.6.     General Indemnification Procedures ..............................................75
         7.7.     Insurance Recoveries From Third Parties. ........................................77
         7.8.     Sole Remedies ...................................................................77

ARTICLE VIII TERM AND TERMINATION .................................................................77

         8.1.     Exclusive Dealing. ..............................................................77

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
         8.2.     Term. ...........................................................................78
         8.3.     Termination. ....................................................................78
         8.4.     Procedures and Effect of Termination. ...........................................79

ARTICLE IX MISCELLANEOUS ..........................................................................79

         9.1.     Notices .........................................................................79
         9.2.     Expenses ........................................................................81
         9.3.     Entire Agreement. ...............................................................81
         9.4.     Assignment; Binding Effect; Severability ........................................81
         9.5.     Governing Law ...................................................................81
         9.6.     Execution in Counterparts .......................................................82
         9.7.     Public Announcement. ............................................................82
         9.8.     No Third Party Beneficiaries ....................................................82
         9.9.     Headings ........................................................................82
         9.10.    Further Assurances ..............................................................82
         9.11.    Amendment and Waiver ............................................................82

                                    EXHIBITS

1.1      Sharing Agreement
2.1(e)   License and Cross-License Agreement
2.3(a)   Assumption Agreement
2.7      Escrow Agreement
3.10(o)  Form of 1992 LTIP Award Agreement
6.2(j)   Supply and Service Agreement
6.2(k)   Administrative Services Agreement
6.4(g)   Bill of Sale

                                   SCHEDULES



1.1-A               Accounts Payable
1.1-B               Business Products

1.1-C               Legal Description of the Parking Lot
2.1                 Permitted Encumbrances
2.1(c)(ii)          Principal Equipment
2.1(c)(iii)         Motor Vehicles
2.1(d)(i)           Inventory
2.1(d)(iii)         Contracts
2.1(d)(vi)          Governmental Permits
2.1(d)(x)           Miscellaneous Purchased Assets
2.2(d)              Excluded Equipment
2.2(e)              Excluded Contracts
2.2(f)              Insurance Proceeds
2.3(a)              Assumed Liabilities
2.3(b)              Medical and Disability Plan and Workers' Compensation Claims
2.9                 Shared Contracts
3.1                 Organization of Sellers
3.3                 Violations and Consents
3.4                 Financial Statements and Accounting Principals
3.5                 Absence of Changes
3.6                 Title to Assets
3.7                 Condition of Personal Property
3.8                 Permits and Licenses
3.9                 Compliance with Laws and Litigation
3.10(a)             Agreements with Employees
3.10(b)             Employee Benefit Plans
3.10(d)             Benefit Plan Claims
3.10(f)             Payments to Employees
3.10(g)             Post-Retirement Benefits
3.10(h)             Compliance with Employment Laws
3.10(i)             Labor Disputes
3.10(l)             Loss Report
3.10(o)             Exception to 1992 LTIP Awards
3.10(p)             Employment Agreements Not Terminable
3.10(r)             Consultancy Contracts
3.11                Contracts
3.12(a)             Environmental Permits and Compliance with Laws
3.12(b)             Environmental Complaints
3.12(c)             Environmental Notices
3.12(d)             Hazardous Substances
3.12(e)             CERCLA Sites
3.12(f)             Released Hazardous Substances
3.12(g)             Notice of Release of a Hazardous Substance
3.12(i)             Environmental Assessments

3.13                Undisclosed Liabilities
3.14                Warranty Claims
3.15(a)             Location of Inventory
3.16(a)(i)          Owned Real Estate
3.16(a)(iii)        Owned Real Estate Notices
3.16(b)(i)          Leased Real Estate
3.16(b)(ii)         Possession of Leased Real Estate
3.16(b)(iii)        Leased Real Estate Zoning Notices
3.16(b)(iv)         Brokerage Fees Relating to Leases
3.16(b)(v)          Leased Real Estate Termination
3.16(c)(i)          Space Leases
3.16(d)             Rights of First Refusal
3.17                Organization of Subsidiaries
3.18                Tax Matters
3.19(a)             Business Intellectual Property
3.19(b)             Enforcement
3.19(c)             Infringement
3.19(e)             Intellectual Property
3.19(g)             Computer Software Matters
3.21                Accounts Receivable
4.1                 Organization of Buyers
5.5(a)              Employees
5.5(f)              Actuarial Assumptions
6.2(l)              Employment Agreements

                  AMENDED AND RESTATED ACQUISITION AGREEMENT

                  THIS AMENDED AND RESTATED ACQUISITION AGREEMENT (the "Agreement") is dated as of August 9, 2001 by and among P. H. Glatfelter Company, a Pennsylvania corporation ("Glatfelter"), and Mollanvick, Inc., a Delaware corporation ("Mollanvick" and, together with Glatfelter, the "Sellers" and each, individually, a "Seller"), and Purico (IOM) Limited, an Isle of Man limited liability company ("Purico"), RF & Son Inc., a Delaware corporation ("RF"), RFS US Inc., a Delaware corporation ("RFS US"), and RFS Ecusta Inc., a Delaware corporation ("RFS Ecusta" and, together with Purico, RF and RFS US, the "Buyers" and each, individually, a "Buyer").

                                   Background

                  A. Glatfelter is, among other things, engaged in the manufacture and sale of tobacco papers, lightweight printing papers and other specialty paper products through its Ecusta Division paper mill located in Pisgah Forest near Asheville, North Carolina, U.S.A. (the "Ecusta Division") and its wholly owned subsidiaries Ecusta Fibres Ltd., a Manitoba corporation ("Ecusta Canada"), and Ecusta Australia Pty. Limited, an Australian corporation ("Ecusta Australia" and, together with Ecusta Canada, the "Ecusta Subsidiaries") (the "Business"), and Glatfelter has determined to sell the Business, including the manufacturing and supply of cigarette papers, to Buyers.

                  B. Sellers and Buyers (other than RF) and Robert Fletcher & Son Limited, a limited liability company organized under the laws of England, entered into an Acquisition Agreement dated as of May 16, 2001 and now wish to amend and restate that agreement and the disclosure schedules attached thereto such that Sellers will transfer certain assets and liabilities of the Business and all of the capital stock of the Ecusta Subsidiaries to Buyers and Buyers will accept such assets and capital stock and assume such liabilities from Sellers on the terms and conditions set forth herein. Sellers and Buyers are simultaneously entering into a supply and service agreement, an intellectual property agreement, an escrow agreement, a proceeds sharing agreement and other ancillary agreements regarding certain actions relating to implementation of the transactions contemplated hereby (the "Ancillary Agreements").

                                      Terms

                  In consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1. Defined Terms. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

                  "Accounting Principles" shall have the meaning set forth in
Section 3.4.

                  "Accounts Payable" means all liabilities or obligations outstanding as of the Effective Date that would be included in the net book value of accounts payable related to the Ecusta Division that would be set forth on a balance sheet of the Business as of the Effective Date prepared on a basis consistent with the Accounting Principles, including those identified as of June 30, 2001 on Schedule 1.1-A and the Intercompany Payables, such accounts payable to be recorded as current liabilities on the balance sheet of the Business as of the Effective Date.

                  "Accounts Receivable" shall have the meaning set forth in
Section 2.1(d)(ii).

                  "Accrued Expenses" means all liabilities or obligations in respect of the Business set forth on the Balance Sheet.

                  "Adjusted Transfer Amount" shall have the meaning set forth in
Section 5.5(f)(i).

                  "Administrative Services Agreement" shall have the meaning set forth in Section 6.2(k).

                  "Affiliate" of a Person means any Person controlling, controlled by, or under common control with, such Person. For purposes of this definition, "control" means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

                  "Agreement" shall have the meaning set forth in the Introduction.

                  "Ancillary Agreements" shall have the meaning set forth in the Introduction.

                  "Asbestos Removal Work" shall have the meaning set forth in
Section 5.19.

                  "Asset Acquisition Statement" shall have the meaning set forth in Section 5.3.

                  "Assignment and Assumption of Leases" shall have the meaning set forth in Section 6.4(h).

                  "Assumed Contracts" means the Contracts assumed by Buyer pursuant to Section 2.1(d)(iii).

                  "Assumed Liabilities" shall have the meaning set forth in
Section 2.3(a).

                  "Assumption Agreement" shall have the meaning set forth in
Section 2.3(a).

                  "Balance Sheet" shall mean the pro forma balance sheet as of December 31, 2000 relating to the Business and attached hereto on Schedule 3.4.

                  "Beneficiary" means the person(s) or entity designated by an employee, by operation of law or otherwise as the party entitled to compensation, benefits, insurance coverage, payments, indemnification or any other goods or services as a result of any liability, or claim under any Plans or under any other employee benefit plan, program or policy.

                  "Bill of Sale" shall have the meaning set forth in Section 6.4(g).

                  "Break Fee" shall have the meaning set forth in Section
8.1(b).

                  "Business" shall have the meaning set forth in the Introduction.

                  "Business Day" means a day which is not a Saturday, a Sunday or a statutory or civic holiday in the Commonwealth of Pennsylvania.

                  "Business Employees" means all employees of the Business as of the Closing Date, including those on Leaves of Absence or receiving workers' compensation benefits, but excluding any employees of the Ecusta Subsidiaries and Bob Wise, Bill Alverson and Mark Keller.

                  "Business Financial Statements" shall have the meaning set forth in Section 3.4.

                  "Business Intellectual Property" means Intellectual Property used or held for use primarily in connection with the Business.

                  "Business Products" means all products currently or proposed by Sellers and the Ecusta Subsidiaries to be designed, developed, manufactured or marketed by Sellers and the Ecusta Subsidiaries in connection with the Business as of the Effective Date, including, without limitation, the products set forth in Schedule 1.1-B.

                  "Business Records" shall have the meaning set forth in Section 2.1(d)(v).

                  "Buyers" shall have the meaning set forth in the Introduction.

                  "CERCLA" shall have the meaning set forth in Section 3.12(e).

                  "Claim Notice" shall have the meaning set forth in Section 7.6(a).

                  "Claim Response" shall have the meaning set forth in Section 7.6(a).

                  "Closing" means the closing of the transactions described in
Article VI.

                  "Closing Date" means the date of the Closing as determined pursuant to Section 2.4.

                  "Closing Inventory Amount" means the net book value of the Inventory included in the Purchased Assets on the Effective Date.

                  "Closing Net Working Capital" shall have the meaning set forth in Section 2.6(a).

                  "Closing Net Working Capital Statement" shall have the meaning set forth in Section 2.6(a).

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Contracts" shall have the meaning set forth in Section 2.1(d)(iii).

                  "Computer Software" means computer software including (to the extent possessed by Glatfelter) source code, object code, firmware, operating systems manuals, and specifications.

                  "Current Assets" shall mean any of the Purchased Assets which are items of the type identified as current assets on the Balance Sheet.

                  "Current Liabilities" shall mean items of the type identified as current liabilities on the Balance Sheet.

                  "Damage" means any and all losses, liabilities, damages, penalties, obligations, awards, fines, deficiencies, diminution in value, interest, claims (including third party claims, whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys', accountants' and environmental consultants' fees and disbursements).

                  "Defense Notice" shall have the meaning set forth in Section 7.6(c).

                  "Disputed Items" shall have the meaning assigned in Section 2.6(b).

                  "Effective Date" shall mean the end of business on July 31, 2001.

                  "Encumbrance" shall mean any title encumbrance of any kind whatsoever and includes any charge, title claim, security interest, community property interest, mortgage, deed of trust, Lien, judgment, tax lien, sewer rent, assessment, mechanics' or materialmen's liens, hypothecation, pledge, upon the use, occupancy, operation or ownership of the property, assignment, easement, servitude, right of way, restriction, tenancy, encroachment or burden or any other title right or title claim and any restrictive covenant or other title agreement, or restriction or limitation on the use, occupancy, operation or ownership of the subject real property.

                  "Environmental Laws" shall have the meaning set forth in
Section 3.12(a).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means (i) any corporation included with Sellers in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with Sellers within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which Sellers are members within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of Sellers under Section 414(o) of the Code.

                  "Escrow Agreement" shall have the meaning set forth in Section 2.7.

                  "Estoppel Certificates" shall have the meaning set forth in
Section 5.13.

                  "Excluded Assets" shall have the meaning set forth in Section 2.2.

                  "Excluded Contracts" shall have the meaning set forth in
Section 2.2(e).

                  "Excluded Equipment" shall have the meaning set forth in
Section 2.2(d).

                  "Excluded Liabilities" shall have the meaning set forth in
Section 2.3(b).

                  "GAAP" means United States generally accepted accounting principles.

                  "German Assets" shall mean the assets to be transferred to Purico GmbH by Schoeller & Hoesch pursuant to the Supply and Service Agreement.

                  "Glatfelter Computer Software" means Computer Software that is
(i) owned by Glatfelter, (ii) used or proposed to be used in the Business as of the Effective Date, and (iii) not included in the Business Intellectual Property. Notwithstanding the foregoing, Glatfelter Computer Software shall not include software relating exclusively to Glatfelter's salaried payroll or accounts receivable business systems.

                  "Glatfelter Copyrights" means copyrights (except for copyrights in the Glatfelter Computer Software) that are (i) used or proposed to be used in the Business as of the Effective Date, and (ii) not included in the Business Intellectual Property.

                  "Glatfelter Locations" means Glatfelter's York office location and the Spring Grove and Neenah facility locations and any office or facility locations of Schoeller & Hoesch or any subsidiary of Glatfelter other than the Ecusta Subsidiaries.

                  "Governmental Authority" means the government of the United States of America, Canada, Australia, Germany, Isle of Man, the United Kingdom, the European Union or any other country or any state, province, municipality or other political subdivision thereof or therein, or any court, tribunal, agency, department, board, instrumentality, authority or commission (including regulatory and administrative bodies) of any of the foregoing.

                  "Governmental Permits" shall have the meaning set forth in
Section 2.1(d)(vi).

                  "Hazardous Substances" shall have the meaning set forth in
Section 3.12(b).

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "including" or any variation thereof means "including without limitation" and the term "including" or any variation thereof shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

                  "Indemnitee" shall have the meaning set forth in Section
7.6(a).

                  "Indemnitor" shall have the meaning set forth in Section
7.6(a).

                  "Independent Accountant" shall have the meaning set forth in
Section 2.6(b).

                  "Initial Payment" shall have the meaning set forth in Section 2.5(a).

                  "Intellectual Property" means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending Patent applications, and whether or not under design or development, (ii) national and multinational statutory invention registrations, Patents and all improvements to the inventions disclosed in each such registration or Patent,
(iii) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) Internet domain names and registrations and applications for registration or renewals thereof registered in the United States, Germany, Australia or Canada (e.g., associated with the .com, .de, .ca, .au, .net or .org top level domains) and all other nations throughout the world, (vi) computer software (including source code, object code, firmware, operating systems and specifications), (vii) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (viii) industrial designs (whether or not registered), (ix) databases and data collections, (x) copies and tangible embodiments of any of the foregoing, in whatever form or medium (including electronic media), (xi) all rights to obtain and rights to apply for Patents, and to register trademarks and copyrights, (xii) all rights in all of the foregoing provided by treaties, conventions and common law, (xiii) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing, and (xiv) licenses to any of the foregoing.

                  "Intercompany Payables" means any amounts owed by the Ecusta Division to the Ecusta Subsidiaries.

                  "Inventory" shall have the meaning set forth in Section 2.1(d)(i).

                  "IRS" means the U.S. Internal Revenue Service.

                  "ITA Canada" shall have the meaning set forth in Section 5.4(h)(i).

                  "Leased Real Estate" shall have the meaning set forth in
Section 3.16(b)(i).

                  "Leases" shall have the meaning set forth in Section
3.16(b)(i).

                  "Leave of Absence" means an approved absence from employment that is classified as sick time, personal leave, family leave, industrial leave or Medical Leave.

                  "LIBOR" means the United States dollar percentage rate per annum equal to the offered quotation which appears on the page of the Telerate Screen which displays the British Bankers Association Interest Settlement Rate for the currency of the relevant amount and for a three month term as of 11:00 a.m. London time on the date on which LIBOR is to be determined (or if not a Business Day the last preceding Business Day), or if such page or such service shall cease to be available, such other substitute or successor page or other service for the purpose of displaying the British Bankers Association Interest Settlement Rate for such currency.

                  "License and Cross-License Agreement" shall have the meaning set forth in Section 2.1(e).

                  "Lien" means any mortgage, deed of trust, deed to secure debt, lien (statutory or other), pledge, easement, restrictive covenant, hypothecation, assignment, preference, security interest, or any other encumbrance or charge on or affecting the subject asset or any portion thereof or any Seller, or any interest in any of the foregoing, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the UCC or comparable law of any other jurisdiction, domestic or foreign, and mechanic's, materialmen's and other similar liens and encumbrances.

                  "LTIP" shall have the meaning set forth in Section 3.10(o).

                  "Manage" or "Management", when used with respect to Hazardous Substances, has the meaning set forth in Section 3.12(b).

                  "Material Adverse Effect" means any change or effect (or series of related changes or effects) which has resulted in or is reasonably likely to have a material adverse change in or effect upon the business, condition (financial or otherwise), properties or results of operations of the Business.

                  "Material Real Estate Impairment" shall mean (1) a material adverse effect upon the value of (i) any of the Owned Real Estate so affected or
(ii) the Leased Real Estate so affected in the aggregate or (2) a material impairment of or interference with the use of, or the conduct of the Business at, (i) any of the Owned Real Estate so affected or (ii) the Leased Real Estate so affected in the aggregate.

                  "Medical Leave" means an absence from employment that is classified as short-term disability, long-term disability or permanent medical leave.

                  "MIP" shall have the meaning set forth in Section 5.5(a).

                  "Multiemployer Plan" shall have the meaning ascribed thereto in Sections 3(37) and 4001(a)(3) of ERISA.

                  "Net Working Capital" as of a given date shall mean the amount calculated by subtracting the Current Liabilities attributable to the Ecusta Division from the Current Assets attributable to the Ecusta Division as of that date. For purposes of calculating Net Working Capital, inventory shall be valued on the same basis as in the Balance Sheet. The Net Working Capital attributable to the Ecusta Division as of the date of the Balance Sheet (the "Initial Working Capital") was $26.26 million.

                  "Non-Assignable Assets" shall have the meaning set forth in
Section 2.8(a).

                  "Original Acquisition Agreement" shall have the meaning set forth in Section 8.2.

                  "Owned Real Estate" shall have the meaning set forth in
Section 3.16(a)(i).

                  "Parking Lot" means the parcel of land adjacent to the Ecusta Division currently used, in part, as a parking lot for the Ecusta Division as described in Schedule 1.1-C attached hereto.

                  "Patents" means U.S. and non-U.S. patents, patent applications and industrial design registrations together with any continuations, continuations-in-part or divisional applications thereof, all patents and industrial design registrations issuing thereon, and all patents industrial design registrations and applications claiming priority therefrom (including reissues, renewals and reexaminations of the foregoing).

                  "PBGC" shall have the meaning set forth in Section 3.10(g).

                  "PBO" shall have the meaning set forth in Section 5.5(f)(i).

                  "PCBs" shall have the meaning set forth in Section 3.12(b).

                  "Permits" shall have the meaning set forth in Section 3.12(a).

                  "Permitted Encumbrances" means (i) the Encumbrances and exceptions set forth in Schedule 2.1, (ii) Permitted Fee Title Exceptions, (iii) imperfections in title or other matters that are not material in extent or amount and which, individually or in the aggregate, do not materially interfere with the conduct of the Business or with the use of the Purchased Assets and do not materially affect the value of the Purchased Assets, taken collectively and
(iv) the liens of property taxes and assessments not yet due and payable.

                  "Permitted Fee Title Exception" shall have the meaning set forth in Section 3.16(a)(ii).

                  "Person" means and includes any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.

                  "Plans" shall have the meaning set forth in Section 3.10(b).

                  "Post-retirement Medical Benefits Side Letter" shall have the meaning set forth in Section 9.3.

                  "Premises" means the Owned Real Estate (including the Parking
Lot) and the Leased Real Estate (including any facilities for Inventory stocking and/or manufacturing support listed on Schedule 2.1(d)(i)).

                  "Principal Equipment" means all of the machinery and equipment, fixtures, improvements, tooling, supplies, tools, dies and similar capital items which are owned or leased by any Seller and are located at the Premises or are located elsewhere and which are primarily used or held for use in the conduct of the Business or which are in transit to or temporarily removed from a location specified above and which would otherwise be included among the items described above. Principal Equipment shall include, without limitation, those specified items of machinery and equipment which are identified on
Schedule 2.1(c)(ii) but shall not include the Excluded Equipment.

                  "Purchase Price" means the payment to be made as provided in
Section 2.5(a).

                  "Purchased Assets" shall mean all of the fixed and non-fixed assets, properties and rights of Glatfelter, including the Parking Lot, which are primarily used in the conduct of the Ecusta Division (except in each case for the Excluded Assets), wherever such assets, properties and rights are located and whether such assets are real, personal or mixed, tangible or intangible, matured or unmatured, known or unknown, contingent or fixed, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Glatfelter's books or financial statements. The term "Purchased Assets," when used herein with respect to any date prior to the Effective Date, shall be deemed to refer to the properties and assets of Glatfelter that would constitute the "Purchased Assets" hereunder if the

Closing were to take place on such date. For the avoidance of doubt, the term "Purchased Assets" shall not include the Shared Contracts.

                  "Reconciliation Amount" shall have the meaning set forth in
Section 2.6(c).

                  "Reconciliation Statement" shall have the meaning set forth in
Section 2.6(a).

                  "Release" shall have the meaning set forth in Section 3.12(f).

                  "Remediation" means investigation, cleanup, remedial action or other response action.

                  "Resolution Period" shall have the meaning set forth in
Section 2.6(b).

                  "Response Period" shall have the meaning set forth in Section 7.5(a).

                  "Returns" means all returns, declarations, reports, statements, claims for refunds, information returns and other documents required under a Tax Law to be filed with a Governmental Authority in respect of Taxes, and includes any Forms W-2, 1099 or similar documents required under any Tax Law to be provided to a person other than a Governmental Authority (and "Return" means any one of the foregoing Returns).

                  "Schoeller & Hoesch" means Schoeller & Hoesch GmbH & Co. KG, a Federal Republic of Germany partnership.

                  "Sellers' 401(k) Plan" shall have the meaning set forth in
Section 5.5(h).

                  "Sellers" shall have the meaning set forth in the Introduction.

                  "Sellers DB Plans" shall have the meaning set forth in Section 5.5(f).

                  "Sellers' Superannuation Fund" shall have the meaning set forth in Section 3.10(s)(i).

                  "Shared Contract" shall have the meaning set forth in Section 2.9.

                  "Sharing Agreement" means the agreement between Glatfelter and Buyers as of the date hereof regarding the sharing of proceeds relating to the sale of the Parking Lot or the Unproductive Land in substantially the form attached hereto as EXHIBIT 1.1.

                  "Side Letter" means the letter agreement executed among the parties hereto as of the date hereof and in connection herewith which sets forth an allocation of the Purchase Price among the Purchased Assets, the German Assets and the Ecusta Stock.

                  "Single Employer Plan" shall have the meaning ascribed thereto in Section 4001(a)(15) of ERISA.

                  "SIS" shall have the meaning set forth in Section 3.10(s)(v).

                  "Space Leases" shall have the meaning set forth in Section 3.16(c)(i).

                  "Statement of Allocation" shall have the meaning set forth in
Section 5.3.

                  "Straddle Period Taxes" shall have the meaning set forth in
Section 5.4(e).

                  "subsidiary" means as to any Person, a corporation or other entity of which shares of stock or other equity ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation or other entity are at the time owned, directly or indirectly, through one or more intermediaries, or both, by such Person.

                  "Supercalender" means the stand alone calender stack, a finishing device which uses pressure loaded rolls to form a nip that imparts smoothness and/or caliper reduction to a sheet of paper, that is currently owned by Glatfelter and located at the Ecusta Division.

                  "Supply and Service Agreement" shall have the meaning set forth in Section 6.2(j).

                  "Surveyor" shall have the meaning set forth in Section 5.15.

                  "Surveys" shall have the meaning set forth in Section 5.15.

                  "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, add on or alternative minimum tax, occupancy, withholding, payroll, fringe benefits, employment, excise, severance, stamp, value added, goods and services, occupation, premium, property (including, without limitation, real property taxes and any assessments, special or otherwise), windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (and "Tax" means any one of the foregoing Taxes).

                  "Tax Law" means a statute, regulation or administrative rule or judicial opinion enacted, issued or promulgated for the determination, imposition, assessment, reporting or collection of any Tax.

                  "Threshold Amount" shall have the meaning set forth in Section 3.10(n).

                  "Title Company" shall have the meaning set forth in Section 5.14.

                  "Title Policies" shall have the meaning set forth in Section 5.14.

                  "Transfer Amount" shall have the meaning set forth in Section 5.5(f)(i).

                  "Transfer Plan" shall have the meaning set forth in Section 5.5(f)(ii).

                  "Transfer Taxes" shall have the meaning set forth in Section 5.4(g).

                  "Transferred Employee" shall have the meaning set forth in
Section 5.5(a).

                  "Transferred Pension Participants" shall have the meaning set forth in Section 5.5(f)(i).

                  "Unproductive Land" shall mean the unproductive land owned by Glatfelter near the Ecusta Division, excluding the Parking Lot, subject to the Sharing Agreement.

                  "Voluntary Participation" shall have the meaning set forth in
Section 7.6(c).

                                   ARTICLE II

                                 THE TRANSACTION

         2.1.     Purchase and Sale.

                  (a) Purchase and Sale of Stock of Ecusta Canada. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Glatfelter shall sell, assign, convey and deliver to Purico or Purico's nominee, and Purico shall purchase from Glatfelter, all of the outstanding shares of capital stock of Ecusta Canada (the "Ecusta Canada Stock"), free and clear of any Encumbrances.

                  (b) Purchase and Sale of Stock of Ecusta Australia. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Glatfelter and Mollanvick shall sell, assign, convey and deliver to Purico or Purico's nominee, and Purico shall purchase from Glatfelter and Mollanvick, all of the issued shares in Ecusta Australia (the "Ecusta Australia Stock" and, together with the Ecusta Canada Stock, the "Ecusta Stock"), free and clear of any Encumbrances.

                  (c) Purchase and Sale of Fixed Assets of Ecusta. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Glatfelter shall sell, transfer, assign, convey and deliver to RFS US, and RFS US shall purchase from Glatfelter, all of Glatfelter's right, title and interest in those Purchased Assets that are fixed assets of the Ecusta Division as a going concern, as the same shall exist on the Closing Date, including:

                           (i) the Premises, including the Parking Lot;

                           (ii) all of the Principal Equipment and any rights to
the warranties and licenses received from the manufacturers and distributors of the Principal Equipment and to any related claims, credits, rights of recovery and set-off with respect to such items, subject, as applicable, to the rights set forth in Schedule 2.1(c)(ii);

                           (iii) all of the motor vehicles, whether or not
licensed or registered to operate on public highways, including automobiles, trucks, self-propelled carts and other motorized lifting, material handling or transporting equipment and all spare parts, fuel and other supplies, tools and other items used in the operation or maintenance thereof which are owned or leased by Glatfelter and located at the Premises or elsewhere and which are used or held for use in the conduct of the Business, or which are in transit to or temporarily removed from a location specified above and which would otherwise be included among the items described above, and any rights to the warranties received from suppliers or manufacturers of such items described above, and any related claims, credits, rights of recovery and set-off with respect thereto, including without limitation all such vehicles, spare parts, fuel and other supplies, tools and other items and other rights set forth on Schedule 2.1(c)(iii); and

                           (iv) all of the furniture and office equipment,
including desks, tables, chairs, file cabinets and other storage devices, communications equipment, computers and office supplies, which are owned or leased by Glatfelter and located at the Premises and which are used or held for use in the conduct of the Business, or which are located other than at the Premises and which are primarily used or held for use in the conduct of the Business, or which are in transit to or temporarily removed from a location specified above and which would otherwise be included among the items identified above.

                  (d) Purchase and Sale of Non-Fixed Assets of Ecusta. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Glatfelter shall sell, transfer, assign, convey and deliver to RFS Ecusta, and RFS Ecusta shall purchase from Glatfelter, all of Glatfelter's right, title and interest in all Purchased Assets, other than those in 2.1(c) and 2.1(e) hereof, of the Ecusta Division as a going concern and the goodwill related thereto, as the same shall exist on the Closing Date, including:

                           (i) all inventory, wherever located (including
inventory in transit), including, without limitation, all the raw materials, work in process, recycled materials, finished products, supplies and spare parts located at the Premises or elsewhere and primarily used or held for use in the conduct of the Business, including items of the type and nature of the materials identified as inventory in the Business Financial Statements, a summary as of March 31, 2001 of which and the principal locations of which are set forth in
Schedule 2.1(d)(i) (the "Inventory") and any rights to the warranties received from suppliers and any related claims, credits, rights of recovery and set-off with respect to such Inventory;

                           (ii) all of the accounts, notes and finance
receivables generated by the Business and existing as of the close of business on the Closing Date, including, without limitation, all funds, refunds, receivables, credits, offsets, or reimbursements, claims, debts, obligations and such other rights, together with all accrued interest thereon, existing as of the close of business on the Closing Date to the extent and in the amounts that such items would be reflected as accounts or notes receivable (or as any other asset related thereto) on a balance sheet of the Business as of the Closing Date prepared in accordance with the Accounting Principles (the "Accounts Receivable");

                           (iii) except as provided in Sections 2.9 and 5.5, all
of the rights and obligations under the contracts, contractual rights, agreements, leases, Leases, purchase orders, warranty rights, sales orders and instruments which primarily relate to the Business, including those identified as of the Effective Date on Schedule 2.1(d)(iii), and including those (i) for the lease (from Persons other than Glatfelter or any Affiliate of Glatfelter) of machinery and equipment, real property, motor vehicles, or furniture and office equipment or other property used or held for use in the conduct of the Business,
(ii) for the provision (by Persons other than Glatfelter or any Affiliate of Glatfelter) of goods or services used or held for use in the conduct of the Business, (iii) for the sale of goods or performance of services by the Business, (iv) which restrain or restrict any Person from directly or indirectly competing with the Business or from disclosing confidential or Business Intellectual Property, and (v) any such contracts, agreements, instruments and leases entered into by Glatfelter or any Affiliate of Glatfelter between May 16, 2001 and the Closing Date which relate to the Business (collectively, the "Contracts");

                           (iv) copies of all mailing lists, customer lists and
supplier lists and all sales and marketing or packaging materials specific to the Ecusta Division and/or Ecusta Subsidiaries, equipment maintenance records, warranty information, records of plant operations and the source and disposition of materials used and produced therein, manuals of operation, and other similar proprietary or confidential information of Glatfelter used or held for use in the conduct of the Business, and with respect to the Premises, all building plans, blueprints, renderings or surveys to the extent in the possession of Sellers or the Ecusta Subsidiaries;

                           (v) copies of all books and records of Glatfelter
primarily relating to the Business including, without limitation, all discs, tapes and other media storing data and other information and the software and information management systems used or held for use in the conduct of the Business, including any documentation and manuals related thereto (the materials described in subsections (iv) and (v) of this Section 2.1(d) hereinafter being referred to as "Business Records");

                           (vi) all of the governmental permits, licenses,
certificates of inspection, certificates of occupancy, building permits, variances, approvals, authorizations and other licenses (including Permits) relating to the use or occupancy of the Premises, issued to Sellers with respect to the Business or which are used by Sellers in, or otherwise necessary or material to, the operation of the Business, the use by Sellers of the Premises, or the conduct of the Business at the Premises, or which are otherwise required by law to be transferred to Buyers (the "Governmental Permits") including those Governmental Permits which are described and identified in Schedule 2.1(d)(vi) and Schedule 3.12(a);

                           (vii) all rights of Glatfelter to any insurance
proceeds relating to the damage, destruction or impairment of assets or other rights described in this Section 2.1(d) which would have been Purchased Assets but for such damage, destruction or impairment prior to the Closing and any award relating to a condemnation or eminent domain proceeding except as provided in Section 2.2(d);

                           (viii) all of the rights, claims or causes of action
of Glatfelter against third Persons to the extent they relate to the Purchased Assets or the Assumed Liabilities;

                           (ix) all assets other than fixed assets (other than
Excluded Assets) reflected in the Balance Sheet together with all replacements thereof, all expansions, enhancements and modifications thereto and all assets (other than Excluded Assets) of like character that have been or are acquired by Glatfelter subsequent to such balance sheet date and on or prior to the Closing Date, primarily for use in the Business, except to the extent such assets have been disposed of on or after such date;

                           (x) all the items, if any, listed on Schedule
2.1(d)(x); and

                           (xi) all cash and cash equivalents of the Ecusta
Division.

                  (e) Purchase and Sale of the Business Intellectual Property. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall transfer, assign, grant, convey and deliver to RF and RF shall accept from Sellers, all rights in and to the Business Intellectual Property except those items of Business Intellectual Property subject to and explicitly set forth in the license and cross-license agreement attached hereto as EXHIBIT 2.1(e) (the "License and Cross-License Agreement").

         2.2. Excluded Assets. It is hereby expressly acknowledged and agreed that the Purchased Assets shall not include, and Sellers are not selling, transferring or assigning to Buyers, and Buyers are not purchasing or acquiring from Sellers, the properties and assets of Sellers listed below (such properties and assets collectively the "Excluded Assets"):

                  (a) all of the assets located at the Glatfelter Locations, provided, however, that such assets have not been relocated to the Glatfelter Locations for the purpose of avoiding their transfer with the Business to Buyers;

                  (b) any claim, right or interest of Sellers in and to any refund for Taxes for any periods ended prior to the Closing Date;

                  (c) all of the assets of the Ecusta Subsidiaries (such assets being transferred in connection with the purchase and sale of the Ecusta Stock hereunder and not separately therefrom);

                  (d) the Supercalender and any of equipment that is located at the Premises and listed on Schedule 2.2(d) (the "Excluded Equipment");

                  (e) all of the contracts, contractual rights, agreements, and other instruments set forth on Schedule 2.2(e) (the "Excluded Contracts") and all Shared Contracts;

                  (f) all of the rights of Glatfelter to the insurance proceeds set forth on Schedule 2.2(f) relating to currently pending claims for certain equipment damage and repairs;

                  (g) minute books, stock transfer books, and other corporate books and records relating to Glatfelter and any Glatfelter subsidiary other than the Ecusta Subsidiaries;

                  (h) the Unproductive Land;

                  (i) the Plans and other policies, programs and agreements set forth on Schedule 3.10(a) which relate to the Transferred Employees; and

                  (j) all of the rights, claims or causes of action of Sellers against third Persons to the extent they do not relate to the Business or they relate primarily to the Excluded Assets or the Excluded Liabilities.

         2.3.      Assumed Liabilities; Excluded Liabilities.

                  (a) On the Closing Date, upon the terms and conditions of this Agreement, RFS Ecusta shall execute and deliver to Glatfelter an assumption agreement in the form set forth as EXHIBIT 2.3(a) (the "Assumption Agreement") pursuant to which Glatfelter shall assign and transfer to RFS Ecusta, and RFS Ecusta shall assume and agree to pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof and subject to the provisions of Section 2.3(b), all of the Assumed Liabilities. As used herein, "Assumed Liabilities" means any and all liabilities of Glatfelter in respect of the Ecusta Division, whether direct or indirect, known or unknown, or absolute or contingent, to the extent arising out of or primarily relating to the conduct of the Ecusta Division or the ownership and operation of the Purchased Assets, including (i) the obligations and liabilities set forth under the heading "Assumed Liabilities" on Schedule 2.3(a), (ii) the obligations specifically assumed by RFS Ecusta pursuant to Section 2.9, (iii) all obligations and liabilities arising from, relating to or in connection with events or actions primarily relating to the Ecusta Division and occurring after the Effective Date and (iv) the Intercompany Payables, but excluding the Excluded Liabilities.

                  (b) Buyers shall not assume or be obligated to pay, perform or otherwise discharge any of the following obligations or liabilities of Sellers or any of their Affiliates, whether or not related to the Business and whether direct or indirect, known or unknown, or absolute or contingent (all of such obligations and liabilities not so assumed being herein called the "Excluded Liabilities"):

                           (i) any obligations or liabilities (including Taxes)
of any Seller or any of its Affiliates incurred by any Seller or any of its Affiliates in connection with the conduct of their respective businesses other than the Business;

                           (ii) any obligations of any Seller or any of its
Affiliates arising under this Agreement;

                           (iii) any intercompany payables and liabilities or
obligations of any kind between either of the Ecusta Subsidiaries and any of the Sellers other than the Intercompany Payables;

                           (iv) any liabilities or obligations to the extent
related to Excluded Assets;

                           (v) all of the liabilities of the Ecusta Subsidiaries
(such liabilities being assumed in connection with the purchase and sale of the Ecusta Stock hereunder and not separately therefrom);

                           (vi) any liability for Taxes incident to or arising
from the consummation of the transactions contemplated under this Agreement (other than Transfer Taxes the liability for which is allocated between Buyers and Sellers under Section 5.4(g));

                           (vii) any liability for any Taxes of any
consolidated, combined or unitary group of which any Seller or Ecusta Subsidiary is or was a member, including (but not limited to) any liability pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign tax provisions;

                           (viii) any liability for Taxes of another Person
resulting from an agreement entered into by any Seller or Ecusta Subsidiary on or prior to the Closing Date, pursuant to which any Seller or Ecusta Subsidiary has an obligation in respect of the Taxes of such other Person;

                           (ix) any liability in respect of the Plans or any
other employee benefit or compensation arrangement set forth on Schedule 3.10(a) except as is specifically provided in Section 5.5, and any liability allocated to Sellers pursuant to Section 5.5;

                           (x) any liability or obligation of any Seller, Ecusta
Canada or Ecusta Australia or any of their respective Affiliates for indemnification of, or advancement of expenses or payment of insurance proceeds to, any present or former director or officer of (or other person serving in a fiduciary capacity at the request of) any Seller, Ecusta Canada or Ecusta Australia or any of their Affiliates based upon an actual or alleged breach of fiduciary duty of such person prior to the Closing Date;

                           (xi) other than with respect to claims arising from
violations of Environmental Laws or contamination at the properties owned, operated or leased in connection with the operation of the Business, all liabilities and obligations arising out of, resulting from or relating to claims, whether founded upon negligence, strict liability in tort or other similar legal theory (but not breach of warranty), seeking compensation or recovery for or relating to injury to person or damage to property arising out of the conduct of the Business before the Closing Date, except for claims covered under Sellers' medical and disability plans or under workers' compensation, including those claims listed on Schedule 2.3(b), but only to the extent such claims are covered under Sellers' medical and disability plans or under workers' compensation;

                           (xii) any liability or obligation arising out of or
relating to any business or product line formerly owned or operated by any Seller or any predecessor thereof but not so owned or operated as of the Closing Date;

                           (xiii) any liability or obligation arising out of, or
related to, any indemnification or other provision under any contract or other agreement pursuant to which any sale or disposition was made of any business or product line formerly owned or operated by any Seller or any predecessor thereof but not presently so owned or operated;

                           (xiv) any liability or obligation of any Seller or
any of its Affiliates arising out of matters occurring, or obligations incurred, after the Closing;

                           (xv) any liabilities or obligations of any Seller or
any of its Affiliates for any professional, financial advisory or consulting fees and expenses incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the transactions contemplated hereby, or any other proposed transaction for the direct or indirect sale of the Business or any portion thereof, including without limitation, the fees, expenses and disbursements of Sellers' counsel and accountants (including accountants fees, expenses and disbursements in connection with the preparation of the Business Financial Statements);

                           (xvi) the liabilities and obligations of Sellers
pursuant to Section 2.6(c) and any liability or obligation of any Seller or any of its Affiliates arising out of any Shared Contract;

                           (xvii) any liability or obligation of any Seller or
any of its Affiliates to the extent the amount of such liability or obligation is covered by a policy of insurance or other indemnity agreement maintained by or for the benefit of any Seller or any of its Affiliates, unless the rights under such policy of insurance or indemnity agreement have been assigned to Buyers;

                           (xviii) any liability or obligation of any Seller or
any of its Affiliates for funded debt and indebtedness for borrowed money, including obligations evidenced by notes, bonds, debentures or similar instruments, and including any guaranties of any of the foregoing;

                           (xix) any liability or obligation to which any Buyer,
any Purchased Assets or the Business becomes subject that would not otherwise constitute an Assumed Liability arising as a result of failure by Sellers to comply with bulk sales laws or any similar law;

                           (xx) any liability or obligation for which Sellers
have agreed to indemnify Buyers under the Ancillary Agreements; and

                           (xxi) any liability or obligation designated as an
Excluded Liability on any Schedule to this Agreement.

         2.4. The Closing. The Closing shall take place at the offices of Dechert, 1717 Arch Street, Philadelphia, Pennsylvania on such date as shall be mutually agreed upon by the parties hereto (such date being herein called the "Closing Date") and the effective time of the transactions contemplated hereby shall be deemed to be the end of business on the Closing Date.

         2.5.      Purchase Price.

                  (a) The aggregate purchase price (the "Purchase Price") for the Ecusta Stock, the Purchased Assets and the German Assets and the other agreements of Sellers stated herein shall be (i) $25.8 million (the "Initial Payment") (subject to the adjustments set forth in Section 2.6), plus (ii) a sum equal to the actual cost of any new equipment to be used in Business paid by Sellers during the period beginning March 31, 2001 and ending as of the Closing Date, the cost of which has been approved by Buyers in writing, plus (iii) the assumption of the Assumed Liabilities. The Initial Payment shall be allocated as set forth in the Side Letter. The Purchase Price shall be subject to an adjustment to the extent the Closing Net Working Capital is less than or greater than $26.26 million as provided in this Article II.

                  (b) The Initial Payment shall be paid in full at the Closing by Buyers in cash by wire transfer of immediately available funds as follows:
(i) $2.0 million into an escrow account pursuant to the Escrow Agreement, (ii) $700,000 into an escrow account pursuant to Section 5.4(h) of this Agreement, and (iii) $23.1 million into an account specified by Glatfelter at least three
(3) Business Days prior to the Closing.

         2.6.     Purchase Price Adjustment.

                  (a) Within thirty (30) days after the Closing, Sellers will deliver to RF (i) a statement of the Net Working Capital (as defined in Section 1.1) of the Ecusta Division (the "Closing Net Working Capital Statement") setting forth the Net Working Capital of the Ecusta Division, excluding any Accounts Payable related to outstanding checks, as of the Effective Date (the "Closing Net Working Capital") and (ii) a reconciliation statement (the "Reconciliation Statement") accounting for the cash receipts and disbursements for the Business in reasonable detail from the Effective Date up to and including the Closing Date. The Closing Net Working Capital Statement and Reconciliation Statement shall be prepared in accordance with the Accounting Principles. Buyers will provide to Sellers and to their officers, employees, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege), reasonable access to their officers and employees and reasonable access for inspection and copying of any information existing at or after the Closing Date, and will make their officers and employees available, to the extent such availability does not unreasonable interfere with the conduct of the Business, for the sole purpose of enabling and as reasonably necessary to enable the Sellers to prepare the Closing Net Working Capital Statement and the Reconciliation Statement.

                  (b) If, within thirty (30) days after the delivery of the Closing Net Working Capital Statement and the Reconciliation Statement, RF determines in good faith that the Closing Net Working Capital Statement or the Reconciliation Statement has not been prepared in accordance with the Accounting Principles, RF shall deliver to Glatfelter within such period written notice specifying in reasonable detail all disputed items and the basis therefor (collectively, the "Disputed Items"). The failure by RF to provide such notice of Disputed Items to Glatfelter within such period will constitute RF's acceptance of the Closing Net Working Capital Statement or the Reconciliation Statement, as applicable. Sellers and Buyers shall, within ten (10) days following the delivery of such notice of Disputed Items (the "Resolution

Period"), negotiate in good faith to resolve such Disputed Items to their mutual satisfaction. At the conclusion of the Resolution Period, Sellers and Buyers shall refer all unresolved Disputed Items in writing to KPMG, or such other national independent accounting firm (which has not previously been engaged by either Sellers or Buyers for the preparation of such party's audited financial statements) as RF and Glatfelter shall mutually agree upon (the "Independent Accountant"). In connection with the resolution of any Disputed Items, the Independent Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The arbitration before the Independent Accountant shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The Independent Accountant shall make a determination with respect to each Disputed Item within fifteen (15) days after its engagement by Buyers and Sellers to resolve such Disputed Items, which determination shall be made on the basis of whether the Closing Net Working Capital Statement or the Reconciliation Statement, as applicable, has been prepared in accordance with the Accounting Principles and accurate mathematical calculations. All determinations by the Independent Accountant shall be final, binding and conclusive on the parties hereto, and judgment may be entered on the award of the Independent Accountant with respect to any Disputed Item. On the resolution of the Disputed Items, the Closing Net Working Capital Statement or the Reconciliation Statement, as applicable, shall be revised to reflect such resolution. Sellers and Buyers shall each pay one-half of all of the costs incurred in connection with the engagement of the Independent Accountant.

                  (c) If the Closing Net Working Capital (as determined by the Closing Net Working Capital Statement and adjusted by the resolution of the Disputed Items, if any) (i) exceeds $26.26 million, Buyers shall, within ten
(10) days after a final determination of the Closing Net Working Capital, pay to Glatfelter, by wire transfer of immediately available funds, an amount equal to 80% of such excess amount, or (ii) is less than $26.26 million, Glatfelter shall, within ten (10) days after a final determination of the Closing Net Working Capital, pay to Buyers by wire transfer of immediately available funds an amount equal to such deficiency. If payment pursuant to this Section 2.6(c) is not timely made, the amounts to be paid pursuant to the resolution or award of the Independent Accountant shall bear interest at the rate of LIBOR + 1% per annum from the date of receipt of the resolution judgment or award until the date of payment. In addition, the net amount of the cash receipts and disbursements (the "Reconciliation Amount") will be paid (A) by Glatfelter to Buyers if the amount of cash receipts exceeds the amount of cash disbursements and (B) by Buyers to Glatfelter if the amount of cash disbursements exceeds the amount of cash receipts, any such payment pursuant to (A) or (B) to be made by wire transfer of immediately available funds within ten (10) days after a final determination of the Reconciliation Amount.

         2.7. Escrow Account. The parties hereto agree at the Closing to enter into the escrow agreement substantially in the form attached hereto as EXHIBIT
2.7 (the "Escrow Agreement").

         2.8. Consent of Third Parties; Further Assurances.

                  (a) From time to time following the Closing, Sellers shall execute and deliver, or cause to be executed and delivered, to Buyers such additional instruments of conveyance and transfer as Buyers may reasonably request or as may be otherwise reasonably necessary to more effectively convey or transfer to, and vest in, Buyers and put Buyers in possession of, any part of the Purchased Assets. Nothing in this Agreement shall be construed as an attempt or agreement to assign any asset, contract, lease, permit, license or other right which would otherwise be included in the Purchased Assets but which is by its terms or by law nonassignable without the consent of the other party or parties thereto or any Governmental Authority unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Glatfelter, any other Seller or the Business would not, as a matter of law, pass to RF or any other Buyer as an incident of the assignments provided for by this Agreement (the "Non-Assignable Assets"). Glatfelter agrees to use its commercially reasonable best efforts to obtain such consent promptly. At such time as any Non-Assignable Asset is properly assigned to RF, such Non-Assignable Asset shall become a Purchased Asset. After the Closing, and at Buyers' sole expense, Sellers will make available to Buyers such financial information as is necessary in order to permit Buyers to comply with securities law, financial and tax reporting and accounting requirements.

                  (b) Following the Closing and until the earlier of such time as such Non- Assignable Assets may be properly assigned to RF or the date six months after the Effective Date, such Non-Assignable Assets shall be held by Glatfelter in trust for RF and the covenants and obligations thereunder shall be performed by RF in the name of Glatfelter and all benefits and obligations existing thereunder shall be for the account of RF. During such period, (i) Buyers shall perform or procure that the relevant Buyer or Ecusta Subsidiary shall perform all the obligations of such Buyer or Ecusta Subsidiary in connection with the Non-Assignable Assets and indemnify Glatfelter on an after-tax basis against all liability and all costs reasonably incurred by Glatfelter arising in connection with any such Non-Assignable Assets and (ii) Glatfelter shall take or cause to be taken such action in its name or otherwise as RF may reasonably request, at such Buyer entity's expense, so as to provide RF with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration to become due and payable under the Non-Assignable Assets and Glatfelter shall promptly pay over to RF all money or other consideration received by it (or its Affiliates) in respect of all Non-Assignable Assets. Following the Closing, Glatfelter authorizes RF to the extent permitted by applicable law and the terms of the Non-Assignable Assets, at such Buyer entity's expense, to perform all of the obligations and receive all of the benefits under the Non-Assignable Assets and appoints RF its attorney-in-fact to act in its name on its behalf (and on behalf of its Affiliates) with respect thereto.

                  (c) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement by Glatfelter to assign or delegate, or by RF to assume and agree to pay, perform or otherwise discharge, any Non-Assignable Asset if an attempted assignment, delegation or assumption thereof without the consent of a third Person (including, without limitation, any Governmental Authority) thereto would constitute a breach thereof unless and until such consent is obtained.

         2.9. Shared Contracts. Subject to the terms of the Ancillary Agreements, to the extent any of the Contracts relates both to the Business and to other businesses of Glatfelter but primarily to other businesses of Glatfelter (the "Shared Contracts"), such Shared Contracts are set forth on
Schedule 2.9 and shall not be assigned to Buyers. At Buyers' request, with respect to any Shared Contract, Sellers shall use commercially reasonable best efforts to obtain the agreement of the other party or parties to any Shared Contract to enter into a separate agreement with Buyers with respect to the matters covered by such Shared Contract that relate to the Business. Buyers shall be responsible for fulfilling the obligations under the Shared Contracts related to or arising from benefits received by Buyers pursuant to the Shared Contracts as contemplated by the Administrative Services Agreement.

         2.10. Customer Billing. In the event that any Seller or any of its Affiliates receives payment after the Closing Date on invoices relating to the Business, such Seller will promptly notify the appropriate Buyer of such receipt and will promptly remit, or will cause such Affiliate to promptly remit, such payment to the appropriate Buyer. In the event that any Buyer or any of its Affiliates receives payment after the Closing Date on invoices issued by any Seller relating to product sold or services rendered by businesses other than the Business, such Buyer will promptly notify the appropriate Seller of such receipt and will promptly remit, or will cause such Affiliate to promptly remit, such payment to the appropriate Seller.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Except where the Closing Date is specifically set forth below, Sellers hereby jointly and severally represent and warrant to Buyers, as of the Effective Date, as follows, subject in each case to the attached Schedules and provided that each exception set forth in the Schedules shall be deemed to qualify each representation and warranty that is specifically identified (by cross-reference or otherwise) in any Schedule or with respect to which the relevance of such exception is apparent on the face of the disclosure of such exception as set forth in the Schedules:

         3.1. Organization and Authority. Each Seller and Ecusta Subsidiary is a corporation duly organized, validly existing and in good standing, under the laws of the jurisdictions set forth in Schedule 3.1, and each Seller and Ecusta Subsidiary has full corporate power and corporate authority, to execute and deliver this Agreement and the Ancillary Agreements and transactions or documents contemplated thereby, and effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements and transactions or documents contemplated thereby by all necessary corporate and partnership action. Sellers and the Ecusta Subsidiaries have all corporate power and corporate authority, necessary to carry on the Business as now conducted and to own or lease and operate its properties as and in the places where such Business is now conducted and such properties are now owned, leased or operated.

         3.2. Authorization; Binding Obligation. As of the Closing Date, this Agreement has been duly executed and delivered by Sellers, and constitutes the valid and legally binding obligations of Sellers, enforceable against them in accordance with its terms.

         3.3.     No Violations. Except as disclosed on Schedule 3.3:

                  (a) The execution, delivery and performance of this Agreement and the Ancillary Agreements by Sellers and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of the charter or by-laws or other governing document of any Seller or Ecusta Subsidiary, (ii) result in a material violation of any statute, rule, regulation or ordinance applicable to any Seller or Ecusta Subsidiary or the assets of any Seller or Ecusta Subsidiary, (iii) subject to the receipt of any consents of third Persons described in Section 3.3(b), violate or result in a breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, Governmental Permit, material lease, agreement, contract, license, instrument, or other material arrangement or commitment (1) to which any Seller or Ecusta Subsidiary is a party or (2) which relates to the Business or the Purchased Assets, (iv) violate any order, judgment, decree, rule or regulation of any court or any governmental agency or body (A) having jurisdiction over any Seller or Ecusta Subsidiary or any of their respective assets or properties and (B) having jurisdiction over the Business or the Purchased Assets, or (v) violate any Lease or Permitted Encumbrance, except, in the case of Sections 3.3(a)(iii) and (iv), for consents, orders, judgments or authorizations where failure of compliance would not individually or in the aggregate have a material adverse effect on or delay the ability of Sellers to consummate the transactions contemplated hereby or have a Material Adverse Effect on the Business.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required by any Seller or Ecusta Subsidiary in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for consents disclosed on Schedule 3.3 and except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not individually or in the aggregate have a material adverse effect on or delay the ability of Sellers to consummate the transactions contemplated hereby or have a Material Adverse Effect on the Business.

         3.4. Financial Statements. Attached hereto as Schedule 3.4 are (i) the consolidated financial statements of the Business together with the Ecusta Export Trading Company, a company formed under the laws of Bermuda and a wholly-owned subsidiary of Glatfelter, for and as at the three years ended December 31, 1998, 1999 and 2000, (ii) financial statements of Ecusta Canada, for and as at the three years ended December 31, 1998, 1999, and 2000, (iii) financial statements of Ecusta Canada, as required to be filed by applicable law, for and as at the tax years ended July 31, 2000, (iv) financial statements of Ecusta Australia, as required to be filed by applicable law, for and as at the three tax years ended November 30, 1998, 1999 and 2000, and (v) the Balance Sheet, (such financial statements of the Business being referred to collectively herein as the "Business Financial Statements"). The Business Financial Statements have been compiled from and are in all material respects in accordance with Sellers' books and records for the Business and (i) fairly present the financial condition, assets and liabilities of the Business as of their respective dates and the results of operations of the Business for the periods then ended and (ii) (A) with regard to the Ecusta Division, have been prepared in accordance with GAAP consistently applied, (B) with regard to Ecusta Australia, have been prepared in accordance with Australian accounting standards consistently applied, and, (C) with regard to the financial statements of Ecusta Canada that are required to be filed by applicable law, have been prepared in accordance with Canadian tax reporting standards consistently applied, except as set forth on Schedule 3.4 attached hereto (the "Accounting Principles"). The Business Financial Statements reflect a lump sum allocation of expenses for certain common support functions performed predominately outside of the Premises which includes such items as general and administrative support and marketing and sales support. Since January 1, 1998 the methodology of making such allocations has not changed in any material respect. During the five fiscal years ended December 31, 2000, there has not been any material change in the method of accounting or keeping of books of account or accounting practices with respect to the Business.

         3.5. Absence of Changes. Except as disclosed on Schedule 3.5, since December 31, 2000:

                  (a) Sellers and the Ecusta Subsidiaries have (i) conducted the Business only in the usual and ordinary course and (ii) operated the Business in accordance with past practices;

                  (b) there has not been any material change (or series of changes) in the business, condition (financial or otherwise), properties, assets, results of operations or prospects of the Business;

                  (c) no Seller or Ecusta Subsidiary has made or promised to make any increase in any salaries, rates of pay or other compensation or benefits of any Business Employees or Ecusta Subsidiary employees, except for customary increases and progressions for employees consistent with past practices which increases and progressions were made in the ordinary course of business or changes in benefits generally provided to Sellers' or the Ecusta Subsidiaries' occupational and/or management employees;

                  (d) the Business has not suffered any damage, destruction or loss (whether or not covered by insurance) of any tangible assets or properties which would have been included as Purchased Assets or are owned by the Ecusta Subsidiaries in excess of $25,000;

                  (e) the Business has not suffered any strike or other labor trouble that has had or would reasonably be expected to have a Material Adverse Effect on the relationship between any Seller or Ecusta Subsidiary and the Business Employees or Ecusta Subsidiary employees, and has not entered into any material agreement or material negotiation with any labor union or other collective bargaining representative of any Business Employees or Ecusta Subsidiary employees;

                  (f) there has not been any change or, to the knowledge of any Seller or Ecusta Subsidiary, any threat of any change in any of its relations with, or any loss or, to the knowledge of any Seller or Ecusta Subsidiary, threat of loss of any of the suppliers, distributors or customers who account for more than 5% of the source of supply or sales of the Business or which, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect;

                  (g) there has not been any cancellation, expiration, non-renewal or waiver of any right under any contract, lease, Lease, agreement, license or permit which cancellation, expiration, non-renewal or waiver, has had or could reasonably be expected to have a Material Adverse Effect or a Material Real Estate Impairment;

                  (h) there has not been any sale, transfer or other disposition of, or subjection to any Encumbrance of, any assets, properties or rights of the Business that in the aggregate is in excess of $5,000, except for Permitted Encumbrances, sales of inventory or obsolete or damaged equipment or retirement of equipment, in each case in the ordinary course of business consistent with past practice, and no substantial item of tangible property used in the Business has been transferred to any of the Glatfelter Locations; and

                  (i) no Ecusta Subsidiary has declared or paid any dividend or other distribution, undertaken a capital reduction or repurchased any of its share capital.

         3.6. Assets. Except as disclosed on Schedule 3.6, Sellers and the Ecusta Subsidiaries have, and upon consummation of the transactions contemplated by this Agreement, Buyers will have, good and marketable title to, or leasehold interest in, all of the Purchased Assets and the assets of the Ecusta Subsidiaries (other than the Non-Assignable Assets) free and clear of any Encumbrance except for Permitted Encumbrances.

         3.7. Personal Property. Except as set forth on Schedule 3.7, the items of personal property included in the Purchased Assets and owned or leased or otherwise used in relation to the Business by Sellers or the Ecusta Subsidiaries are in good operating condition, free of any defects (except those resulting from normal wear and operation) which individually or in the aggregate, reasonably would be expected to have a Material Adverse Effect.

         3.8.     Permits, Licenses.

                  (a) Other than with respect to Environmental Laws addressed by
Section 3.12 hereunder and except as set forth on Schedule 2.1(d)(vi), Schedule
3.8 or Schedule 3.12(a), to the knowledge of Sellers and the Ecusta Subsidiaries, there are no Governmental Permits or other consents or authorizations necessary for or used to carry on the Business as now being conducted or to use and occupy any one or more of the Premises as now being used, which are required by currently effective laws, rules or regulations. Except as set forth on Schedule 3.8, Sellers and the

Ecusta Subsidiaries have all material Governmental Permits or other consents or authorizations necessary for or used to carry on the Business as now being conducted or to use and occupy any one or more of the Premises as now being used which are required by currently effective laws, rules or regulations, Sellers and the Ecusta Subsidiaries are and have been in compliance with such Governmental Permits or other consents or authorizations, and all such Governmental Permits or other consents or authorizations are readily transferable to Buyers.

                  (b) Other than with respect to Environmental Laws addressed by
Section 3.12 hereunder and except as set forth on Schedule 2.1(d)(vi) or
Schedule 3.12(a), to the knowledge of Sellers and the Ecusta Subsidiaries, there are no Governmental Permits, licenses, certificates of inspection, certificates of occupancy or other consents or authorizations necessary for the use and occupancy of the Premises as currently utilized which are required by currently effective laws, rules or regulations. Except as set forth on Schedule 3.8, Sellers and the Ecusta Subsidiaries have all material Governmental Permits, licenses, certificates of inspection, certificates of occupancy or other consents or authorizations necessary for the use and occupancy of the Premises as utilized which are required by currently effective laws, rules or regulations and all such Governmental Permits, licenses, certificates of inspection, certificates of occupancy or other consents or authorizations are readily transferable to Buyers.

         3.9. Compliance with Laws and Litigation. Other than with respect to Environmental Laws addressed by Section 3.12 hereunder and except as set forth on Schedule 3.9, to the knowledge of any Seller or Ecusta Subsidiary, with respect to the Business or use currently made of the Premises, Sellers and the Ecusta Subsidiaries are in compliance with all applicable laws, rules, regulations, ordinances, decrees, orders, judgments, permits and licenses of or from governmental authorities, including, without limitation, those relating to the use and operation of any one or more of the Premises. Except as set forth on
Schedule 3.9, there are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of Sellers or any Ecusta Subsidiary, threatened against them with respect to the Business or the Purchased Assets or Assumed Liabilities, or the use currently made of the Premises.

         3.10.    Employee Matters.

                  (a) Except as described in Schedule 3.10(a), no Seller or Ecusta Subsidiary is, in respect of any Transferred Employee or Ecusta Subsidiary employee, a party to or bound by any written or oral:

                           (i) collective bargaining agreements (including any
side letter or adjunct agreements thereto); employment agreements; consulting, advisory, or service agreements; deferred compensation agreements; confidentiality agreements; noncompetition agreements; termination agreements; severance agreements; retention agreements; change of control agreements; or similar agreements or policies;

                           (ii) agreements or arrangements with any Business
Employee (other than agreements disclosed in response to Section 3.10(a)(i)) or any employee or director of an Ecusta Subsidiary; or

                           (iii) stock option, stock appreciation, restricted
stock, phantom stock, stock purchase, bonus, or other incentive plans or agreements.

                  (b) Except as described in Schedule 3.10(b), with respect to the Transferred Employees, neither Sellers nor any ERISA Affiliate maintains, is required to contribute to, or is subject to any liability with respect to, any "employee benefit plan," as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA. Except as described in Schedule 3.10(b), with respect to the Transferred Employees, neither Sellers nor any ERISA Affiliate has at any time sponsored, maintained, contributed to nor been required to contribute to any Single Employer Plan or any Multiemployer Plan. Neither Sellers nor any ERISA Affiliate is or has been required to contribute to any Multiemployer Plan with respect to any of its employees. Each of the plans described in Schedule 3.10(b) (the "Plans") which is intended to qualify under
Section 401(a) of the Code is tax-qualified and has received a favorable determination letter from the IRS as to its qualification under the Code that takes into account the changes required under the Tax Reform Act of 1986, and each trust forming a part of any such Plan is exempt from taxation under Section 501(a) of the Code. Except as set forth in Schedule 3.10(b), each of the Plans, other than Multiemployer Plans, complies in form in all material respects and has been administered in all material respects in accordance with all applicable requirements of law and regulations thereunder. No determination letter with regard to the Plans has been revoked and, to the knowledge of Sellers, there is no reason for such revocation.

                  (c) Sellers and each affiliated entity has complied in all material respects with the applicable health care continuation requirements of
Section 601, et seq., of ERISA and Section 4980B of the Code with respect to the Business Employees, and Sellers will continue to maintain one or more Plans that are "group health plans" as defined in Section 4980B(g) of the Code and Section 607 of ERISA for the required coverage period, provided, however, that Sellers reserve the right to amend the terms of such group health plans; provided, further, that such amendment will not reduce or eliminate coverage or levels of benefits so as to result in Buyers having any liability as a successor employer under COBRA.

                  (d) Except as described in Schedule 3.10(d), there is no pending or, to the knowledge of Sellers, threatened claim which alleges any violation of any Plan or any requirement of applicable law and regulations thereunder (i) by or on behalf of any Plans or fiduciaries of any Plans or (ii) by any employee or any participant or beneficiary against any Plan. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not give rise to or subsequently result in any liability on the part of Buyers, or any affiliate of Buyers, or any of the officers, directors, or employees of any Buyer, under Sections 404, 406, 409, 502, 4069, 4201, et seq. of ERISA or
Section 4975 of the Code. Furthermore, Sellers have complied (in all material respects) with, shall be responsible for and has the obligation for satisfying any notice requirements in respect of events occurring, services rendered or compensation paid on or prior to the Closing Date which are required by ERISA and the Code regarding its Plans, including without limitation notices required by Sections 204(h), 606, and 4043 of ERISA and 4980B of the Code.

                  (e) All contributions required to have been made by Sellers and each "related person" (as defined in Section 414 of the Code) to any Plan under the terms of any such Plan or pursuant to any applicable collective bargaining agreement or requirement of law or any regulations thereunder have been made within the time prescribed by such Plan, collective bargaining agreement, or requirement of law or any regulations thereunder.

                  (f) Except as specifically described in Schedule 3.10(f), the consummation of the transactions contemplated by this Agreement will not (i) entitle any Transferred Employee or Ecusta Subsidiary employee to severance pay, unemployment compensation, or any similar payment, or (ii) accelerate the time of payment or vesting or increase the amount of any compensation or benefits due to any such Transferred Employee or Ecusta Subsidiary employee.

                  (g) Except as described in Schedule 3.10(g), no Transferred Employee is or may become entitled to post-employment benefits of any kind by reason of employment in the Business, including, without limitation, death, life insurance, or medical benefits (whether or not insured), other than (i) coverage mandated by Section 4980B of the Code, or (ii) retirement benefits payable under any Plan qualified under Section 401(a) of the Code. Sellers represent that, except as provided for in the Post-retirement Medical Benefits Side Letter, no Transferred Employee will be eligible for post-retirement medical coverage (other than as required by COBRA) from Sellers even if he or she had attained age 55 as of the Effective Date. Except as otherwise provided in section 5.5(a),
(f), (i), (j), (k) or (m) of this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not result at any time in any obligation or liability under any of the Plans (with respect to accrued benefits or otherwise) of Buyers to any Business Employee or Transferred Employee, any employee or former employee of any ERISA Affiliate, any of the Plans, any plan of any type maintained by any ERISA Affiliate or the Pension Benefit Guaranty Corporation (the "PBGC"). No amendment to, termination of, or withdrawal from any Multiemployer Plan or any plans subject to Title IV of ERISA or Section 302(c)(11) of ERISA at any time before, on or after the Effective Date by Seller or any ERISA Affiliate will subject Buyers to any liability to any such plan, the PBGC or the IRS, to any Business Employee, to any employee or former employee of any ERISA Affiliate, or to any other Person. None of the Purchased Assets are subject to any Liens arising under Sections 302(f) of ERISA or Section 412(n) of the Code.

                  (h) Except as set forth in Schedule 3.10(h), solely with regard to the operation of the Business, Sellers and the Ecusta Subsidiaries have complied in all material respects with all requirements of law or any regulations thereunder pertaining to the employment of employees, including, without limitation, those relating to prices, wages, hours, employment practices, sexual harassment, discrimination, labor relations, collective bargaining, and operation of its business and is not liable for any arrears of wages or any Tax or penalty for failure to comply with any of the foregoing.

                  (i) Except as set forth on Schedule 3.10(i), at the present time and during the past three years, with regard to the operation of the Business, (A) no unfair labor practice complaint or charge against any Seller or Ecusta Subsidiary has been brought before, or, to the knowledge of Sellers and the Ecusta Subsidiaries, threatened by, the National Labor Relations Board or similar entity or agency in Canada or Australia or any other government agency or court in any jurisdiction; (B) there has not occurred or, to the knowledge of Sellers and the Ecusta Subsidiaries, been threatened any labor strike, dispute, picketing, slowdown, stoppage, or other similar labor activity against or involving any Seller or Ecusta Subsidiary; (C) no Seller or Ecusta Subsidiary is or has been party to any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent any employee; (D) no Seller or Ecusta Subsidiary is or has been a party to, or affected by or threatened with, any union organizing or election activity or any dispute or controversy with a union involving its employees; (E) no Seller or Ecusta Subsidiary has experienced any material labor difficulty; and (F) no Seller or Ecusta Subsidiary has knowledge that Sellers' or the Ecusta Subsidiaries' relations with its employees are other than satisfactory. To the knowledge of Sellers and the Ecusta Subsidiaries, no employee of any Seller or Ecusta Subsidiary intends to terminate employment with any of Sellers or the Ecusta Subsidiaries or the Business.

                  (j) Sellers and the Ecusta Subsidiaries maintain policies or practices, with respect to the Business, on the proper classification for all employees, leased employees, consultants and independent contracts, for all purposes (including, without limitation, for all Tax purpose and for purposes of determining eligibility to participate in any Plans.)

                  (k) With respect to any Transferred Employee, neither Buyers nor Sellers will be obligated to make any now existing payments that, separately or in the aggregate (whether in connection with any termination of employment or otherwise) would result in an "excess parachute payment" within the meaning of section 280G of the Code.

                  (l) Except as disclosed on Schedule 3.10(l) hereto, no Business Employee has suffered, during the ninety (90) day period preceding the Closing Date, an "employment loss" within the meaning of Section 1(a)(6) of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101(a)(6).

                  (m) No Transferred Employee is eligible to participate in (i) the P.H. Glatfelter Company Supplemental Executive Retirement Plan or (ii) the P.H. Glatfelter Company Salaried Employee Stock Ownership Plan. With respect to any Transferred Employee, there are no accrued, unpaid liabilities with respect to the Profit-Sharing Plan of P.H. Glatfelter Company (Ecusta Salaried Group) and Buyers shall have no obligations with respect to such plan.

                  (n) Sellers have provided true and correct copies of all Plans and other programs, policies and agreements, the liabilities of which have been specifically accrued as a liability on the Balance Sheet with respect to Transferred Employees. The accrued liabilities which will become the liabilities of Buyers upon Closing, pursuant to and in accordance with Section 5.5 hereof, have been accurately accrued and estimated as liabilities on the Balance Sheet pursuant to reasonable actuarial and other assumptions and methodologies. At Closing, Sellers will provide all the reasonably necessary additional information regarding Transferred Employees in order to ensure the cost-efficient and expedient transfer of such accrued liabilities to Buyers pursuant to and in accordance with Section 5.5. Any difference in the actual liabilities from such estimated liabilities accrued on the Balance Sheet shall be the sole responsibility and liability of Buyers; provided, however, that solely with respect to accrued liabilities for long-term disability benefits for Transferred Employees on long-term disability status as of the Effective Date, in the event that Buyers' aggregate costs for accrued long-term disability benefits for such Transferred Employees should exceed the estimated dollar amount with respect to such accrued liabilities set forth on the balance sheet as of the Effective Date (the "Threshold Amount"), then Sellers shall reimburse Buyers for 80% of said excess costs. Such reimbursement obligation shall be contingent on Buyers' provision of information reasonably satisfactory to Sellers making it possible for Sellers to determine that Buyers' actual costs in fact exceed the Threshold Amount.

                  (o) Except as provided in Schedule 3.10(o), all awards under the 1992 Key Employee Long-Term Incentive Plan ("LTIP") have been made pursuant to the form of award agreement provided by Sellers to Buyers and attached hereto as EXHIBIT 3.10(o).

                  (p) Except as set forth in Schedule 3.10(p), no Seller, with respect to a Business Employee, or Ecusta Subsidiary has entered into any contract of employment which cannot be terminated on thirty (30) days notice at a cost for any such contract of $5,000 or less.

                  (q) Each Ecusta Subsidiary has complied in all material respects with each obligation imposed on it by, and each order and award made under, any statute, regulation and collective bargaining agreement relevant to the relations between it and the Ecusta Subsidiary employees or a trade union or the terms of employment of the Ecusta Subsidiary employees.

                  (r) Except as set forth on Schedule 3.10(r), no Seller, with respect to a Business Employee, or Ecusta Subsidiary is a party to a consultancy contract with a term of twelve (12) months or more under which annual fees in excess of $5,000 are payable.

                  (s)      Superannuation.

                           (i) Sellers have given or, as of the Closing Date,
will have delivered to Buyers true, complete and, where relevant, duly executed copies of:

                                    (1) the governing rules of the MLC Master
Trust, a sub-plan of which relates to the employees of Ecusta Australia ("Sellers' Superannuation Fund");

                                    (2) the most recent interim income and
expenditure statement and the most recent annual report issued to members of the Sellers' Superannuation Fund by the trustee of the Sellers' Superannuation Fund; and

                                    (3) the current member booklet prepared in
respect of the Sellers' Superannuation Fund.

                           (ii) There is no default in the payment of
contributions to the Sellers' Superannuation Fund on the part of the Ecusta Australia or any other person who is required to contribute to the Sellers' Superannuation Fund.

                           (iii) The Sellers' Superannuation Fund is properly
and fully funded so as to provide superannuation benefits to all persons entitled (whether presently or prospectively) to them under the terms of the governing rules of the Sellers' Superannuation Fund.

                           (iv) To Sellers' knowledge, Ecusta Australia does not
have any liability to pay any amount by way of superannuation guarantee charge pursuant to the Superannuation Guarantee Charge Act 1992, or any other amount by reason of the application of the Superannuation Guarantee (Administration) Act 1992, in respect of any of its employees for the current contribution period or for any earlier contribution period. In this paragraph, the terms employee and contribution period have the meanings given to those terms under the Superannuation Guarantee (Administration) Act 1992.

                           (v) To Sellers' knowledge, the Sellers'
Superannuation Fund:

                                    (1) is a regulated superannuation funds
under Superannuation Industry (Supervision) Act 1993 ("SIS"); and

                                    (2) has at all times whilst the Sellers'
Superannuation Fund has been in existence satisfied the conditions for a fund to obtain the maximum taxation concessions available to complying superannuation funds including the superannuation fund conditions under SIS.

                           (vi) To Sellers' knowledge, the Sellers'
Superannuation Fund:

                                    (1) has, in respect of a year of income
received a notice in writing pursuant to Part 5 of SIS or the relevant provisions of predecessor legislation (as the case may be) to the effect that the Sellers' Superannuation Fund satisfied the superannuation fund conditions in relation to a relevant year of income of the Sellers' Superannuation Fund; and

                                    (2) has not received a notice revoking any
such notice referred to in paragraph (a) above and Sellers have no reason to believe that the Australian Prudential Regulation Authority will revoke such notice in the future.

                           (vii) There are no arrangements (whether described as
a "minimum" or "guaranteed" benefit or otherwise) in place in respect of any employee of Ecusta Australia under which the superannuation benefit payable in respect of the employee is to be greater than the amount calculated under the provisions of the governing rules of the Sellers' Superannuation Fund.

                           (viii) Sellers are not aware of any complaints,
disputes, demands, claims or proceedings in relation to the Sellers' Superannuation Fund (including complaints by members or former members) or any circumstances which are reasonably likely to give rise to any such complaints, disputes, demands, claims or proceedings.

                           (ix) Sellers have disclosed, or will disclose prior
to Closing, to Buyers, the level of contributions that Ecusta Australia is liable to make in respect of each of its employees and Ecusta Australia is under no obligation to contribute any greater amount. Sellers are not aware of any circumstances under which Ecusta Australia could become so liable in the future.

         3.11. Agreements. Schedule 3.11 contains a complete and correct list of all outstanding Contracts (other than the Excluded Contracts and the Shared Contracts) (a) which have unexpired terms of more than one (1) year and cannot be terminated by the Seller or Ecusta Subsidiary which is a party thereto without penalty or payment on thirty (30) days notice or less; (b) which would require over the full term thereof payments by or to any Seller or Ecusta Subsidiary or the Business of more than $100,000; or (c) pursuant to which there were payments by or to any Seller or Ecusta Subsidiary or the Business of more than $100,000 for the calendar year ended December 31, 2000. True and correct copies of the Contracts (other than the Excluded Contracts) listed on Schedule
3.11 have been delivered or made available to Buyers. Each of such Contracts is valid, binding and enforceable against the Seller or Ecusta Subsidiary which is a party thereto and, to the knowledge of Sellers and the Ecusta Subsidiaries, the other parties thereto, in accordance with its terms, and is in full force and effect. Except as set forth in Schedule 3.11, Sellers and the Ecusta Subsidiaries, and, to the knowledge of Sellers and the Ecusta Subsidiaries, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and are not in default in any material respect under, any of such Contracts, and no event has occurred which, with notice or lapse of time, or both, would constitute such a default. Except as disclosed on Schedule 3.11, no Seller or Ecusta Subsidiary has received any written claim from any other party to any such Contract that any Seller or Ecusta Subsidiary has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder. Except as disclosed on Schedule 3.11, there are no contracts relating to the Business to which any Ecusta Subsidiary is a party that contain any provision relating to the change in control of such Ecusta Subsidiary, and there are no contracts relating to the Business to which any Seller is a party that contain any provision restricting the assignment of such contracts by the Seller. There are no agreements not to compete binding upon any Seller or Ecusta Subsidiary which affect or restrict the conduct of the Business as currently conducted by Sellers and the Ecusta Subsidiaries or could reasonably be expected to affect or restrict the conduct of the Business as currently conducted by Buyers after the Closing.

         3.12.    Environmental Matters.

                  (a) Except as set forth on Schedule 3.12(a), Sellers and the Ecusta Subsidiaries hold all permits, certificates, licenses, approvals, registrations and authorizations ("Permits") required under all applicable statutes, rules, regulations, ordinances and orders of any governmental entity relating to the protection of human health and the environment and the

Management of Hazardous Substances (each as defined below) ("Environmental Laws") in connection with the Business and all properties primarily owned, operated or leased in connection with the operation of the Business, and all of such Permits are in full force and effect. All such Permits are listed on
Schedule 3.12(a) and any that are not transferable also are listed on Schedule 3.12(a) and are so designated. Sellers and the Ecusta Subsidiaries have made timely application for renewals of all such Permits for which Environmental Laws require that applications must be filed on or before the Closing to maintain such Permits in full force and effect. Neither Sellers nor the Ecusta Subsidiaries have any reason to believe that such renewals will not be issued in the ordinary course or will require payment of money (other than customary renewal fees, emission fees or permitting fees for wastewater discharges, air emissions or hazardous waste activities) or imposition of conditions not currently contained in such Permits which are reasonably likely to result in a Material Adverse Effect. Sellers and the Ecusta Subsidiaries will use best efforts to prepare and file all applications for permit transfers, if any, in adequate time for transfer to occur prior to Closing hereunder, and Buyers shall cooperate with Sellers in doing so.

                  (b) Except as set forth on Schedule 3.12(b), Sellers and the Ecusta Subsidiaries have, in connection with the Business, complied with and are not in violation of Environmental Laws. Except as set forth on Schedule 3.12(b), no notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed, and, to the knowledge of Sellers and the Ecusta Subsidiaries, no investigation or review is pending or threatened by any governmental or other entity: (i) with respect to any alleged violation of any Environmental Laws applicable to the Business and all properties primarily owned, operated or leased in connection with the operation of the Business; or
(ii) with respect to any alleged failure to have any Permit required in connection with the Business and all properties primarily owned, operated or leased in connection with the operation of the Business; or (iii) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal (collectively, "Management" or "Manage") of any Hazardous Substances by or on behalf of the Business, Sellers and the Ecusta Subsidiaries or any predecessors in interest in connection with the operation of the Business and all properties primarily owned, operated or leased in connection with the operation of the Business. For purposes of this Agreement, "Hazardous Substances" shall mean "hazardous substances" or "contaminants" as defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601-75, as amended, "regulated substances" or "hazardous waste" as defined pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6991-6991I, as amended
(and, in each case, substances regulated by similar laws in Canada and Australia as such laws govern Sellers' or the Ecusta Subsidiaries' activities in those jurisdictions), polychlorinated biphenyls ("PCBs"), urea formaldehyde foam insulation, petroleum, petroleum by-products, asbestos and asbestos- containing materials, radioactive materials and any other hazardous, toxic or polluting substance, materials or waste regulated by any Governmental Authority with jurisdiction or under applicable Environmental Laws.

                  (c) Except as set forth on Schedule 3.12(c), no Seller or Ecusta Subsidiary has received any written request for information, notice of claim, demand or notification that it or the

Business is or may be potentially responsible with respect to any Remediation with respect to the presence or any threatened or actual Release (as defined below) of any Hazardous Substance in connection with the Business or any properties formerly or currently primarily owned, operated or leased in connection with the operation of the Business.

                  (d) Except as set forth on Schedule 3.12(d), no PCBs, asbestos or asbestos-containing materials are present at any property primarily owned, operated or leased in connection with the operation of the Business, nor are there any underground storage tanks, active or abandoned, at any property primarily owned, operated or leased in connection with the operation of the Business by Sellers or the Ecusta Subsidiaries.

                  (e) Except as set forth on Schedule 3.12(e), no Hazardous Substance Managed by or on behalf of any Seller or Ecusta Subsidiary or in connection with the operation of the Business has come to be located at any site which is listed or proposed for listing under the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") or on any similar state list.

                  (f) Except as set forth on Schedule 3.12(f), no Hazardous Substance has been released, spilled, leaked, discharged, or disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape ("Released") at, on, about or under any property now or formerly primarily owned, operated or leased by any Seller or Ecusta Subsidiary or any predecessor in interest in connection with the operation of the Business in violation of Environmental Laws or in a manner which has created a condition which has or could require remediation, investigation or other response activity under Environmental Laws.

                  (g) Except as set forth on Schedule 3.12(g), no oral or written notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf of any Seller or Ecusta Subsidiary or in relation to any property primarily owned, operated or leased in connection with the operation of the Business by any Seller or Ecusta Subsidiary.

                  (h) Sellers and the Ecusta Subsidiaries have provided to Buyers access to all environmental inspection reports, investigation reports, studies, audits, tests, data, or other analyses (the "Environmental Reports") conducted, generated or created in connection with the operation of the Business or the environmental condition of all properties primarily owned, operated or leased by Sellers or the Ecusta Subsidiaries in connection with the operation of the Business and which are in Sellers' or the Ecusta Subsidiaries' possession, custody or control.

                  (i) None of the matters identified on Schedule 3.12(i) will result in any Damages to Buyers.

         3.13. No Undisclosed Liabilities. No Seller (with respect to the Business) or Ecusta Subsidiary has any liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of federal, state and local taxes and any interest or penalties relating thereto, except (a) to the extent reflected as a liability on the Balance Sheet, (b) liabilities incurred in the ordinary course of business consistent with past practices since January 1, 2001, (c) liabilities which, individually or in the aggregate, have not had or reasonably could not be expected to have a Material Adverse Effect, (d) liabilities disclosed on Schedule 3.13 and (e) the Excluded Liabilities.

         3.14. Warranty Claims. Sellers and the Ecusta Subsidiaries have paid (whether in money, property or services) any claims relating to breaches of express or implied warranties (excluding claims founded upon negligence, strict liability in tort or other similar legal theory) made with respect to Business Products for the years ended December 31, 1998, 1999 and 2000 and such amounts are not in excess of 1% of sales of the Business for such years, respectively. Except as set forth on Schedule 3.14, there are no pending or, to the knowledge of Sellers and the Ecusta Subsidiaries, threatened claims for the breach of any express or implied warranty made with respect to Business Products, except for individual claims which involve claims for money, property or services of less than $10,000.

         3.15.    Inventory; Purchased Assets.

                  (a) All Inventory is located at the locations specified on
Schedule 3.15(a) and all such Inventory that is not located on the Premises is identified as belonging to the Business.

                  (b) The Purchased Assets, German Assets and Ecusta Stock, taken together with the Non-Assignable Assets (to the extent to which Buyers will receive the benefits thereof under Section 2.6) and Buyers' rights under the Ancillary Agreements, constitute substantially all of the assets, properties, agreements, licenses, Intellectual Property and other rights which are necessary to enable Buyers after the Closing to manufacture the Business Products in a manner consistent with Sellers' and the Ecusta Subsidiaries' past practices during the last three (3) fiscal years or otherwise operate the Business after the Closing.

         3.16.    Real Estate.

                  (a)      Owned Property.

                           (i) Schedule 3.16(a)(i) sets forth a list of all of
the real estate owned by any one or more of Sellers and the Ecusta Subsidiaries and material to the continued operations of the Business (such real estate, together with all beneficial, appurtenant easements and other beneficial rights appurtenant thereto and with all fixtures attached thereto or forming a part thereof, is collectively referred to herein as the "Owned Real Estate"), and includes a legal description of each parcel of the Owned Real Estate. Notwithstanding anything to the contrary contained in this Agreement, Sellers and the Ecusta Subsidiaries have good, and marketable fee simple title (without conditions for defeasance) to the Owned Real Estate comprised of such parcels, including the buildings, structures, fixtures and improvements situated thereon or forming a part thereof and have rights to enjoy the beneficial rights appurtenant thereto, and it is insurable as such at customary title rates by the Title Company. Sellers and the Ecusta Subsidiaries have made available to Buyers copies of all (A) title insurance policies and/or commitments therefor, (B) land title surveys, (C) documents and instruments creating or governing the aforesaid appurtenances, (D) any leases binding on any Seller or Ecusta Subsidiary, including all amendments, modifications and extensions, and together with all subordination, non-disturbance and/or attornment agreements, to the extent binding on Sellers or the Ecusta Subsidiaries or any brokerage commission agreements related thereto, to the extent binding on Sellers or the Ecusta Subsidiaries, Estoppel Certificates, to the extent binding on Sellers or the Ecusta Subsidiaries and any other documents related thereto, to the extent binding on Sellers or the Ecusta Subsidiaries, and (E) licenses, certificates of occupancy, plans, specifications, reports, appraisals, studies and permit applications, communications and correspondence for applications or approvals, to the extent the foregoing relate to the use, ownership, occupancy or operation of the Owned Real Estate, and to the extent the items described in (A), (B), (C) or (E) are in the possession or control of any of Sellers or any of their Affiliates. No labor or materials have been provided for the improvements of any of the Owned Real Estate which could create or give rise to any valid mechanic's, materialman's warehouseman's or similar valid lien right affecting the Owned Real Estate, except for labor and materials for which full payment has or will be made. All improvements on the Owned Real Estate (including all fixtures and mechanical systems) are in working order, do not encroach upon easements, other real estate, or rights of other parties in interest, and serve only the Owned Real Estate transferred to Buyers, except for items not in working order, encroachments and improvements serving other real estate that individually or in the aggregate do not cause a Material Real Estate Impairment. All utilities, including without limitation, electricity, gas, water, satellites, microwave, and other communication devises have been adequate to service the continued operations of the Business. Each Owned Real Estate fronts on or otherwise has direct access for vehicular and pedestrian ingress, egress and regress to a public street. Each Owned Real Estate parcel constitutes a separate, independent and free standing tax parcel, subdivision parcel and zoning parcel or is comprised of parcels which in the aggregate constitute a separate independent and free standing tax parcel, subdivision parcel and zoning parcel, the legal descriptions of which are the same in all material respects and none of such parcels of Owned Real Estate use or rely upon any other parcel for such qualification as separate, independent and free standing. The representation and warranty contained in the foregoing sentence shall not apply to the Owned Real Estate located in Australia.

                           (ii) The Owned Real Estate is free and clear of all
Encumbrances, including, without limitation, security interests, any conditional sale or other title or interest retention agreements or arrangements, options to purchase, rights of first refusal, liens, encumbrances, mortgages, pledges, assessments, easements, covenants, restrictions, reservations, defects in title, encroachments and other burdens, leases (except for the leases described in Scheduled 3.16 (c)), rights of occupancy binding on Sellers or the Ecusta Subsidiaries, deed restrictions, chattel mortgages and collateral security arrangements, rights of way, building use restrictions, claims of parties in interest under principles of prescriptive or adverse possession, setbacks, yard or height limits or, except for the following (collectively, "Permitted Fee Title Exceptions"): (A) those matters that do not, and would not, have a Material Real Estate Impairment on the Owned Real Estate and do not, and would not, cause the Owned Real Estate to be unmarketable, (B) zoning or land use ordinances (subject to the compliance obligations in

Sections 3.8 and 3.9) and other applicable laws, if any, none of which, individually or in the aggregate, to the knowledge of any Seller or Ecusta Subsidiary would have a Material Real Estate Impairment, (C) liens for ad valorem real property taxes and assessments not yet due and payable, (D) liens that will be paid off at Closing, and (E) matters for which Sellers or the Ecusta Subsidiaries can cause the Title Company to insure over at Sellers' or the Ecusta Subsidiaries' sole cost and expense.

                           (iii) Except as set forth on Schedule 3.16(a)(iii),
no Seller or Ecusta Subsidiary has received written notice from or has any knowledge of any governmental authority, quasi-governmental authority, insurance company which has issued a policy with respect to any of the Owned Real Estate or any board of fire underwriters or other body performing similar functions or any other Person which (A) relates to or alleges a violation of or nonconformity with any zoning, building, safety, subdivision, wetlands or other similar law, code, rule, regulation, ordinance, permit, license, certificate, covenant, restriction or condition with respect to any of the Owned Real Estate or the use thereof, or (B) requests the performance of any repairs, alterations or other work to or in any of the Owned Real Estate, which violations, repairs, nonconformity, alterations or other work have not yet been cured or performed, as applicable. Sellers and the Ecusta Subsidiaries have received no notice of any pending condemnation, expropriation, eminent domain, or similar proceeding affecting any of the Owned Real Estate and, to the knowledge of Sellers and the Ecusta Subsidiaries, no such action, proceeding or litigation is threatened. The sale of the Owned Real Estate to Buyers does not and will not violate or conflict with the requirements of any subdivision or any land use plan currently applicable to the Owned Real Estate.

                  (b)      Real Estate Leases.

                           (i) Schedule 3.16(b)(i) sets forth a list of all of
the leases or rights of occupancy pursuant to which Sellers and the Ecusta Subsidiaries (or any of them) lease or sublease any real property or interest therein material to the continued operations of the Business (collectively, as heretofore modified, amended or extended, the "Leases"), including the identification of each of the lessors thereof and the street addresses of all of the real estate demised under any of the Leases (including warehouses for inventory) (collectively, the "Leased Real Estate"). Except as set forth on
Schedule 3.16(b)(i), one or more of Sellers or the Ecusta Subsidiaries is the lessee under all Leases, and no party other than one or more of the Sellers or Ecusta Subsidiaries or any of their Affiliates has any right to possession, occupancy or use of any of the Leased Real Estate that has been granted by any of the Sellers or the Ecusta Subsidiaries. Copies of (A) leasehold title insurance policies and commitments therefor, land title surveys, licenses, certificates of occupancy, plans, specifications, reports, appraisals, studies, permit applications, communications and correspondence for applications or approvals relating to the use, ownership, occupancy or operation of the Leased Real Estate and other documents, pertaining to the use, ownership, occupancy or operation of the Leased Real Estate, if any, that are in the possession or control of any of Sellers or the Ecusta Subsidiaries, and (B) each of the Leases, including all amendments, modifications and extensions, and together with all subordination, non-disturbance and/or attornment agreements, to the extent binding on Sellers or the Ecusta Subsidiaries or any brokerage commission agreements, to the extent binding on Sellers or the Ecusta Subsidiaries related thereto, Estoppel Certificates, to the extent binding on Sellers or the Ecusta Subsidiaries and, to the extent binding on any of the Sellers or Ecusta Subsidiaries, recognition agreements, prime lessor or leasehold mortgage documents and any other documents related thereto and (C) any other material agreements relating to the Leases to the extent binding on Seller or any of the Ecusta Subsidiaries have been made available by Sellers and the Ecusta Subsidiaries to Buyers. Each of the Leases described in Schedule 3.16(b)(i) is valid and in full force and effect and is binding and enforceable in accordance with its terms, subject to bankruptcy and other laws affecting creditors' rights. Except as set forth on Schedule 3.16(b)(i), no Seller or Ecusta Subsidiary has received any written notice or has knowledge of any material default under any provision of any of the Leases which default remains uncured. There is no material default by any Seller or any Ecusta Subsidiary in the payment of rent under any Lease beyond any applicable notice and cure period. No Seller or Ecusta Subsidiary has given notice to any other party to any of the Leases that such party is in default under any of the provisions thereof which default remains uncured. No other party to any Lease has given notice under any Lease to the Sellers or the Ecusta Subsidiaries which could result in remedies that limit, diminish, or eliminate lessee's rights under the Lease.

                           (ii) Except as set forth in Schedule 3.16(b)(ii),
Sellers and the Ecusta Subsidiaries are in actual possession of the Leased Real Estate. Sellers and the Ecusta Subsidiaries have not caused any Encumbrances to be created on the Leased Real Estate, including, without limitation, security interests, any conditional sale or other title or interest retention agreements or arrangements, options to purchase, rights of first refusal, liens, encumbrances, mortgages, pledges, assessments, easements, covenants, restrictions, reservations, defects in title, encroachments and other burdens, leases, subleases, rights of occupancy, deed restrictions, chattel mortgages and collateral security arrangements, rights of way, building use restrictions, exceptions, variances, claims of parties in interest under principles of prescriptive or adverse possession, setbacks, yard or height limits or reservations of any nature whatsoever.

                           (iii) Except as set forth on Schedule 3.16(b)(iii),
no Seller or Ecusta Subsidiary has received written notice from or has any knowledge of any governmental authority, quasi-governmental authority, insurance company which has issued a policy with respect to any of the Leased Real Estate or any board of fire underwriters or other body performing similar functions or any other Person which (A) relates to or alleges a violation of or nonconformity with any zoning, building, safety, subdivision, wetlands or other similar law, code, rule, regulation, ordinance, permit, license, certificate, covenant, restriction or condition with respect to any of the Leased Real Estate or the use thereof, or (B) requests the performance of any material repairs, alterations or other work to or in any of the Leased Real Estate, which violations repairs, nonconformity, alterations or other work have not yet been cured or performed, as applicable. Sellers received no notice of any pending condemnation, expropriation, eminent domain, or similar proceeding affecting any of the Leased Real Estate and, to the knowledge of Sellers and the Ecusta Subsidiaries, no such action, proceeding or litigation is threatened.

                           (iv) Except as set forth on Schedule 3.16(b)(iv),
there are no brokerage commissions or finder's fees due from any of Sellers or Ecusta Subsidiary which are currently due and unpaid with regard to any of the Leases or the Leased Real Estate, or which will become due at any time in the future with regard to the Leases or the Leased Real Estate.

                           (v) Except as set forth on Schedule 3.16(b)(v), there
have been no casualties or, to the knowledge of Sellers and the Ecusta Subsidiaries, condemnation or eminent domain proceedings which could result in the termination by any landlord pursuant to the terms of such lease or pursuant to the written agreement of the landlord and tenant or, to the knowledge of Sellers and the Ecusta Subsidiaries, in the exercise by any mortgagee of payment of casualty proceeds or condemnation or eminent domain awards for purposes other than reconstruction or replacement of the Leased Real Estate.

                  (c)      Space Leases.

                           (i) Schedule 3.16(c)(i) sets forth a list of all of
the space leases or rights of occupancy pursuant to which Sellers and the Ecusta Subsidiaries (or any of them) lease any of the Owned Real Estate or Leased Real Estate or interest therein to any Affiliate or third party (collectively, as heretofore modified, amended or extended, the "Space Leases"), including the identification of each of the tenants thereof. Copies of (A) each of the Space Leases, including, to the extent binding on any Seller or Ecusta Subsidiary, all amendments, modifications and extensions, and, to the extent binding on any Seller or Ecusta Subsidiary, together with all subordination, non-disturbance and/or attornment agreements or any brokerage commission agreements related thereto, Estoppel Certificates, recognition agreements, prime lessor or leasehold mortgage documents and, to the extent binding on any Seller or Ecusta Subsidiary, any other documents related thereto and (B) to the extent binding on any Seller or Ecusta Subsidiary, any other material agreements relating to the Space Leases have been made available by Sellers and the Ecusta Subsidiaries to Buyers. Each of the Space Leases described in Schedule 3.16(c)(i) is valid and in full force and effect and is binding and enforceable in accordance with its terms, subject to bankruptcy and other laws affecting creditor's rights. Except as set forth on Schedule 3.16(c)(i), no Seller or Ecusta Subsidiary has received any written notice or has knowledge of any material default under any provision of any of the Space Leases which default remains uncured.

                           (ii) Except as set forth on Schedule 3.16(c)(ii),
there are no brokerage commissions or finder's fees due from any Seller or Ecusta Subsidiary which are currently due and unpaid with regard to any of the Space Leases, or which will become due at any time in the future with regard to the Space Leases.

                  (d) Except as set forth on Schedule 3.16(d), there are no enforceable rights of first refusal or enforceable options to purchase all or a portion of the Owned Real Estate. To the knowledge of Sellers and the Ecusta Subsidiaries, there are no conditions precedent required of Buyers for the perpetuation of government approvals held by Sellers upon transfer of such the Purchased Assets which would result in a Material Real Estate Impairment.

         3.17. Ownership of Subsidiaries. Each Ecusta Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, which jurisdiction is set forth opposite its name on Schedule 3.17. Each Ecusta Subsidiary has all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted. The copies of the articles of incorporation and bylaws, as amended to the Effective Date, of each Ecusta Subsidiary have been delivered to Buyers and are true, correct and complete and are in full force and effect. The currently authorized, issued and outstanding shares of capital stock of each Ecusta Subsidiary in existence on the Effective Date and the record and beneficial holders as of the Effective Date of such shares are set forth on Schedule 3.17. All of such outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable, are directly or indirectly owned by Sellers free and clear of all liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances of whatsoever nature, were not issued in violation of any pre-emptive rights or the terms of any agreement or other understanding binding upon either of Ecusta Canada or Ecusta Australia or upon Seller, and were issued in compliance with all applicable securities laws and regulations. There are no outstanding options, warrants, rights, agreements, calls, commitments, preemptive rights or demands of any character relating to the capital stock of either of Ecusta Canada or Ecusta Australia and no securities convertible into or exchangeable for any of such capital stock.

         3.18.    Tax Matters.  Except as set forth on Schedule 3.18:

                  (a) Sellers have (i) filed all Returns required to be filed with respect or relating to, in connection with or arising out of the Business and each Return is true, complete and accurate and (ii) timely paid all Taxes with respect or relating to, in connection with or arising out of the Business.

                  (b) There are no liens with respect to Taxes upon the Purchased Assets other than customary liens for current Taxes not yet due and payable.

                  (c) Each of Ecusta Canada and Ecusta Australia has (i) duly filed or provided, or has had filed or provided on its behalf, all Returns required to be filed by it, and each such Return is true, complete and accurate;
(ii) paid, or has had paid on its behalf, all Taxes required to be paid; and
(iii) in accordance with GAAP provided for, in its books of account and related records, liability for all other current Taxes not yet paid.

                  (d) There is no action, suit, proceeding or claim currently pending regarding Taxes with respect to Ecusta Canada or Ecusta Australia. No Return of Ecusta Canada or Ecusta Australia is being examined by, and no written notification of intention to examine has been received from, any Governmental Authority. No issue raised by any Governmental Authority in connection with any Return with respect to Taxes of Ecusta Canada or Ecusta Australia is currently pending. No presently effective waiver or extension of any statute of limitation with respect to Taxes has been given by or requested from Ecusta Canada or Ecusta Australia. Glatfelter has delivered to Buyers true and complete copies of all income and gains tax Returns filed by Ecusta Canada and Ecusta Australia for the six years ending on or prior to the Effective

Date and copies of all communications with any authority responsible for the administration of Taxes so far as they may relate to any audit, examination or similar proceeding related to Taxes.

                  (e) There is no ruling issued to either of (or closing agreement to which is a party) concerning Taxes from (or with) any Governmental Authority which would have continuing material effect on either of Ecusta Canada or Ecusta Australia after the Effective Date.

                  (f) Neither Ecusta Canada nor Ecusta Australia is a party to any tax sharing or similar agreement in respect of Taxes of a Person other than Glatfelter.

                  (g) No event, act or matter has occurred or is taken to have occurred which had or will have the effect of reducing the cost base of any asset of Ecusta Australia under the ITAA36 or the ITAA97, including without limitation any loss transfer, debt forgiveness or anything that gives rise to an "alteration time" within the meaning of Subdivision 165-CD of the ITAA97.

                  (h) Ecusta Australia has complied with the provisions of Part IIAA of the ITAA36 and has maintained records of franking debits and franking credits which are sufficient for the purposes of that legislation. No asset of Ecusta Australia has been the subject of (i) a claim for rollover relief under
Part IIIA of the ITAA36 or Chapter 3 of the ITAA97 or (ii) the operation of section 160ZZS of the ITAA36 or Division 149 of the ITAA97.

                  (i) There is no lien or security interest in favor of any Governmental Authority on any of the assets of either of Ecusta Canada or Ecusta Australia that arose in connection with the failure (or alleged failure) to pay any Tax except for customary liens for current Taxes not yet due and payable.

                  (j) Sellers, Ecusta Canada and Ecusta Australia have withheld and remitted all Taxes required to be withheld and remitted with respect to payments made to employees and other persons.

         3.19.    Business Intellectual Property.

                  (a) Schedule 3.19(a) sets forth a true and complete list of all Patents, trademarks, service marks, trade names, and registrations and applications for registration of copyrights, trademarks, service marks, trade names, trade dress and domain names used or held for use primarily in connection with the Business. Schedule 3.19(a) also sets forth a true and complete list of all material licenses, sublicenses, consents and other agreements (whether written or otherwise) (i) pertaining to any Business Intellectual Property, and
(ii) by which Sellers license or otherwise authorize a third party to use such Business Intellectual Property. To the knowledge of Sellers or the Ecusta Subsidiaries, no Seller or Ecusta Subsidiary or any other party is in breach of or default under any such license or other agreement and each such license or other agreement is now and immediately following the Closing shall be valid and in full force and effect.

                  (b) Except as indicated in Schedule 3.19(b), Sellers own or have the exclusive right to use, and have the right to bring actions for the infringement or other violation of, all Business Intellectual Property and the Glatfelter Copyrights and the Glatfelter Computer Software. Except as indicated in Schedule 3.19(b), all of the Patents, trademark and service mark registrations, copyright registrations, and domain name registrations indicated in Schedule 3.19(a) are valid and in full force, are held of record in the name of Glatfelter free and clear of all liens, encumbrances and other claims, and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. Except as explicitly indicated in Schedule 3.19(b), Glatfelter is the applicant of record in all Patent applications, and applications for trademark, service mark, trade dress, industrial design, and copyright registration indicated in Schedule 3.19(a), and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application.

                  (c) Except as set forth in Schedule 3.19(c), no judicial or administrative proceeding of any kind is pending or, to the knowledge of Sellers and the Ecusta Subsidiaries, has been threatened by any third party against any Seller or Ecusta Subsidiary involving rights to the Business Intellectual Property or any Intellectual Property licensed to Buyers pursuant to the Ancillary Agreements. Sellers and the Ecusta Subsidiaries have not received any written notice of any infringement or liability for the use of Intellectual Property rights of others with respect to any Business Intellectual Property or any Intellectual Property licensed to Buyers pursuant to the Ancillary Agreements at any time within the last year. The operation of the Business does not and shall not, as a result of the transactions contemplated hereby and the Business Intellectual Property and Intellectual Property licensed to Buyers pursuant to the Ancillary Agreements do not and shall not, as a result of the transactions contemplated hereby, to the knowledge of Sellers and the Ecusta Subsidiaries, infringe, dilute or otherwise violate the Intellectual Property rights of any third party, and no claim has been made, notice given, or dispute arisen to that effect. Sellers and the Ecusta Subsidiaries do not have any pending claims that a third party has violated or infringed any of the Business Intellectual Property or any Intellectual Property licensed to Buyers pursuant to the Ancillary Agreements.

                  (d) Sellers and the Ecusta Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Business Intellectual Property and confidential Intellectual Property licensed to Buyers pursuant to the Ancillary Agreements.

                  (e) Except as set forth on Schedule 3.19(e), the Intellectual Property transferred or licensed to Buyers pursuant to this Agreement and the Ancillary Agreements is sufficient to produce the Business Products that are produced, marketed or sold by Sellers and the Ecusta Subsidiaries as of the Effective Date, including such Business Products for which product development by Sellers or the Ecusta Subsidiaries is substantially complete.

                  (f) To the knowledge of Sellers and the Ecusta Subsidiaries, no Seller or Ecusta Subsidiary has any liabilities or obligations with respect to the Business arising out of, resulting from or relating to claims for infringement of any third party Intellectual Property.

                  (g) Except as set forth in Schedule 3.19(g), Sellers and the Ecusta Subsidiaries have tested with commercially reasonable frequency all computer software except for mainframe computer software used in the Business with commercially available anti-virus programs, and based on such testing and also with regard to mainframe computer software, to the knowledge of Sellers and the Ecusta Subsidiaries, the computer software used in the Business does not contain any viruses, "worms," cancelbots, disabling or malicious code, or other anomalies that would materially impair its functionality.

         3.20. Books and Records. The books and records of Sellers, as they relate to the Business, and each Ecusta Subsidiary are complete and correct in all material respects and Sellers and the Ecusta Subsidiaries have made available to Buyers for examination the originals or true and correct copies of all documents material to the Business and all other documents material to the Business which Buyers have requested in connection with the transactions contemplated by this Agreement.

         3.21. Accounts. Except as set forth in Schedule 3.21, the Accounts Receivable all have arisen from bona fide transactions in the ordinary course of business, and there are no offsets or credits that may be applied against the Accounts Receivable. All Accounts Payable of the Business have arisen from bona fide transactions in the ordinary course of business and are to be paid in accordance with normal trade practice. Except as set forth in Schedule 3.21, none of the Accounts Receivable are in dispute or subject to any reduction or counterclaim.

         3.22. Disclosure. The representations, warranties and statements of Sellers and the Ecusta Subsidiaries contained in this Agreement and the Ancillary Agreements and in the certificates, exhibits and schedules delivered by Sellers and the Ecusta Subsidiaries to Buyers pursuant to this Agreement or any Ancillary Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYERS

         Buyers hereby jointly and severally represent and warrant to Sellers, as of the Effective Date, as follows, subject in each case to the attached Schedules and provided that each exception set forth in the Schedules shall be deemed to qualify each representation and warranty that is specifically identified (by cross-reference or otherwise) in any Schedule or with respect to which the relevance of such exception is apparent on the face of the disclosure of such exception as set forth in the Schedules:

         4.1. Organization and Authority. Each Buyer is a company duly organized, validly existing and in good standing under the laws of the jurisdiction set forth on Schedule 4.1, and each Buyer has full corporate power and corporate authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements by all necessary corporate action. Each Buyer has all corporate power and corporate authority necessary to carry on its business as now being conducted and to own or lease and operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated.

         4.2. Authorization; Binding Obligation. As of the Closing Date, this Agreement and the Ancillary Agreements have been duly executed and delivered by Buyers and are the valid and legally binding obligations of Buyers, enforceable against them in accordance with their terms.

         4.3.      No Violations.

                  (a) The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyers and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of the charter or by-laws or other governance document of any Buyer or in a material violation of any statute, rule, regulation or ordinance applicable to any Buyer or (ii) violate or result in a breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, material lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which any Buyer is a party or by which its assets or properties are bound, or violate any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over any Buyer or any of its assets or properties, except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a material adverse effect on the ability of Buyers to consummate the transactions contemplated hereby.

                  (b) No consent, approval, order or authorization of or registration, declaration or filing with, any Person is required by any Buyer in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a material adverse effect on the ability of Buyers to consummate the transactions contemplated hereby.

         4.4. Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of Buyers, threatened against them that, individually or in the aggregate, would have or reasonably would be expected to have a material adverse effect on the ability of Buyers to consummate the transaction contemplated hereby.

         4.5. Financing. Each Buyer has resources available to fund the Purchase Price allocated to it pursuant to the Side Letter and this Agreement.

                                    ARTICLE V

                                CERTAIN COVENANTS

         5.1.      Information.

                  (a) Sellers and Buyers will provide to each other and to their respective officers, employees, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege), reasonable access to their respective officers and employees, reasonable access to the Premises and reasonable access for inspection and copying of all Business Records, Governmental Permits, Contracts and any other information existing at the Closing Date and relating to the conduct of the Business, and will make their respective officers and employees available, to the extent such availability does not unreasonably interfere with the conduct of the Business by Buyers, or the conduct of its business by Sellers, as the case may be, as is reasonably necessary to enable the party requesting such information to: (i) comply with reporting, filing or other requirements related to the conduct of the Business and imposed on such party by any local, state or federal court, agency or regulatory body or taxing authority; (ii) assert or defend any claims or allegations in any arbitration or in any administrative or legal proceeding related to the conduct of the Business other than claims or allegations which one party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. Sellers and Buyers shall each maintain all of the foregoing information in accordance with their normal document retention policies and if either party desires to destroy or dispose of any of the foregoing which are material to the other party at any time prior to the third anniversary of the Closing or at such later date as required by law, such party will offer first in writing at least 60 days prior to such destruction or disposition to surrender them to the other party.

                  (b) Subject to applicable law, Sellers agree to make available to Buyers, for inspection and copying by Buyers, all employment and personnel records (including medical records, subject to reasonable confidentiality restrictions) and information relating to any Transferred Employee hired by any Buyer.

                  (c) The party requesting the information and assistance provided in clauses (a) and (b) of this Section 5.1 shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.1 shall be during normal business hours and upon not less than two Business Days prior written request and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein. Buyers agrees to preserve all Business Records and Governmental Permits delivered to it by Sellers for at least three (3) years after the Closing Date or such later date as is required by law.

                  (d) Prior to the Closing Date, Sellers will provide current and historical data, in a commercially reasonable format, as required for Buyers to maintain and operate the accounts receivable and salaried payroll systems for the Business. Such data shall be transmitted on a test basis by Sellers to Buyers and confirmed as properly received by Buyers at least ten (10) days prior to the Closing Date.

                  (e) Buyers and Sellers shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Authority with respect to transactions contemplated hereby, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, Buyers and Sellers shall prepare and file the notifications required under the HSR Act, in connection with the transactions contemplated hereby. Buyers and Sellers shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Authority in connection with antitrust or related matters. Each of Buyers and Sellers shall (1) give the other parties prompt notice of the commencement of any legal proceeding by or before any Governmental Authority with respect to the transactions contemplated hereby, (2) keep the other parties informed as to the status of any such legal proceeding, and (3) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated hereby. Buyers and Sellers will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Authority or by any legal requirement, in connection with any legal proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar legal proceeding, each of Buyers and Sellers agree to permit authorized representatives of the other parties to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such legal proceeding.

         5.2. Ancillary Agreements. On or prior to the Closing Date, Buyers shall execute and deliver to Sellers and Sellers shall execute and deliver to Buyers the Ancillary Agreements and such other ancillary agreements as are necessary to the consummation of the transactions contemplated therein and in this Agreement.

         5.3. Tax Reporting and Allocation of Consideration. Buyers and Sellers recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 with each of their respective federal income tax returns and to comply with any similar provision of foreign law (the "Asset Acquisition Statement"). Accordingly, Buyers and Sellers agree to cooperate in the preparation of the Asset Acquisition Statement for timely filing in each of their respective federal income tax returns and any applicable foreign tax return in accordance with a written statement (the "Statement of Allocation") prepared in accordance with the Side Letter and setting forth an allocation of the Purchase Price among the Purchased Assets, the German Assets and the Ecusta Stock, and the covenants not to compete and not to solicit contained in Section
5.10 in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. On or before the Closing, Buyers shall prepare and deliver to Glatfelter a proposed Statement of Allocation. If Glatfelter approves the Statement of Allocation, then, unless otherwise prohibited by law, all federal, state and local income tax returns of Buyers and Sellers shall be filed consistently with the allocations made pursuant to the Statement of Allocation. If Glatfelter does not approve the Statement of Allocation, Buyers and Glatfelter shall make good faith efforts to agree on the allocation of the consideration among the Purchased Assets, the German Assets, the Ecusta Stock and the covenants. If Buyers and Glatfelter, after good faith negotiations, cannot agree on the allocation of the consideration within 120 days following the Closing Date, then no Statement of Allocation shall be prepared, and each party shall prepare and file its tax returns in accordance with its own allocations. Sellers and Buyers acknowledge and agree that (x) Sellers will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Sellers to any Business Employee in connection with the operation of the Business prior to the Closing; and (y) Buyers will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyers to any Business Employee in connection with the operation of the Business after the Closing. Sellers and Buyers agree to follow the Standard Procedure specified in Rev. Proc. 96-60, whereby, among other things, each will be responsible for the reporting duties with respect to its own wages and compensation to employees in connection with the operation of the Business.

         5.4.     Tax Matters.

                  (a) Sellers will be responsible for the preparation and filing of all Returns of Ecusta Canada and Ecusta Australia that are due (giving effect to valid extensions) on or before the Closing Date. Sellers shall make all payments required with respect to any such Return as shown or required to be shown thereon. All Returns for which Sellers are responsible pursuant to this
Section 5.4(a) shall be prepared in a manner consistent with past practice, unless otherwise prohibited by applicable law.

                  (b) Buyers will be responsible for the preparation and filing of all other Returns of the Ecusta Subsidiaries or relating to the Business. Buyer will make all payments required with respect to any such Return. All Returns for which Buyers are responsible pursuant to this Section 5.4(b) and that include a portion of a taxable period beginning before the Closing

Date shall be prepared in a manner consistent with past practice, unless otherwise required by applicable law.

                  (c) For purposes of this Agreement, Taxes of Ecusta Canada or Ecusta Australia for the period up to and including the Closing Date and for the period beginning on the day after Closing Date shall be apportioned on a per diem basis in the case of any such Taxes not measured or measurable in whole or in part with reference to net or gross income, sales or receipts, capital expenses or compensation expenses, and all other such Taxes shall be determined on the basis of an interim closing of the books of each of Ecusta Canada and Ecusta Australia as of the end of the Closing Date. Notwithstanding the foregoing methods of apportionment, any Taxes of Ecusta Canada and Ecusta Australia that are attributable to transactions that occur (or are deemed to occur) on the Closing Date but after the Closing and are not in the ordinary course of respective businesses of Ecusta Canada and Ecusta Australia shall be allocated to and paid or caused to be paid by Buyers but only to the extent such transactions are attributable to actions taken by Buyers that are not in the ordinary course of the respective businesses and excluding the transaction contemplated by this Agreement.

                  (d) Sellers and Buyers shall provide reasonable cooperation and information to each other in connection with (i) the preparation or filing of any Return, amended Return, Tax election, Tax consent or certification, or any claim for a Tax refund, (ii) any determination of liability for Taxes, and
(iii) any audit, examination or other proceeding in respect of Taxes related to the Ecusta Subsidiaries or the Business. Buyers shall not make (or cause to be made) any election under Section 338 of the Code with respect to the purchase of the Ecusta Stock without the consent of Glatfelter. Such cooperation shall include providing copies of all relevant Returns, together with accompanying schedules and related work papers, documents relating to determinations by any Governmental Authority, records containing the ownership and tax basis of property and any records required to be maintained under Section 6038A of the Code which either party may possess. Sellers and Buyers shall make available on a reasonable basis employees of the Sellers or Buyers, as the case may be, whose reasonable out of pocket costs, if any, such as travel and lodging, shall be reimbursed by the party to which such employees are made available. Sellers and Buyers shall at their own cost and expense preserve all Returns, schedules, work papers and all material records or other documents relating thereto until the expiration of any applicable statute of limitations, including extensions thereof, provided that notice of such extension is given to the party which did not grant the extension. Sellers and Buyers shall not destroy or otherwise dispose of any Returns, schedules, work papers, information, records and documents without first providing the other party a reasonable opportunity to review and copy the same. The party requesting such information, records and documents shall bear the reasonable out-of-pocket costs and expenses incurred in connection with providing the same. Any information obtained under this Section
5.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Returns, claims for a Tax refund or in conducting any audit, examination or other proceeding in respect of Taxes.

                  (e) Sellers shall have the right, at their own expense, to control any audit or examination by any Governmental Authority, to initiate any claim for refund, to amend any Return, or to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any Taxes for any taxable period ending on or before the Closing Date, except that Sellers shall consult with Buyers and obtain Buyers' consent (which consent shall not be unreasonably withheld) as to any of the foregoing if Buyers or the Business may be adversely affected by such action. Buyers shall promptly notify Sellers of the receipt of all notices, audits, examinations or other proceedings, information or document requests, requests for conferences, meetings, interviews or testimony of employees of Buyers or Ecusta Canada or Ecusta Australia and other correspondence in respect of Taxes related to Ecusta Canada or Ecusta Australia or the Business for any taxable period ending on or before the Closing Date. Sellers shall have the right, at its own expense to participate in all conferences, meetings, interviews or testimony of employees of Buyers or Ecusta Canada or Ecusta Australia and other correspondence in respect of Taxes related to the Business for any taxable period ending on or before the Closing Date. With respect to any audit or other proceeding relating to Taxes for taxable periods that begin before and end after the Closing Date ("Straddle Period Taxes"), Sellers shall have the right, at their own expense, to participate (i) in all conferences, meetings or proceedings with any Governmental Authority, the subject matter of which is or includes Straddle Period Taxes and (ii) in all appearances before any court, the subject matter of which is or includes Straddle Period Taxes. Buyers agree not to settle or compromise any issue relating to Straddle Period Taxes without Glatfelter's consent (which consent shall not be unreasonably withheld) unless Buyers first waive, in writing, any rights to indemnification it may have under this Agreement relating to such Straddle Period Taxes.

                  (f) Effective as of the Closing Date, Sellers shall cause any tax sharing agreements to which any Ecusta Subsidiary is a party to be terminated as to such Ecusta Subsidiary and such Ecusta Subsidiary shall have no current or continuing obligations under any such agreement after the Closing Date.

                  (g) Taxes and Fees. Sales taxes, transfer taxes, stamp taxes, conveyance taxes, excise taxes, mortgage taxes, intangible taxes, documentary recording taxes, value added taxes, goods and services, license and registration fees, and recording fees imposed by any Governmental Authority, if any, imposed upon the transfer of the Purchased Assets, the German Assets, Ecusta Stock or the assumption of the Assumed Liabilities hereunder and the filing of any instruments (the "Transfer Taxes") shall be divided equally between Buyers and Sellers.

                  (h)      Canadian Customs and Revenue Agency Certificate.

                           (i) Sellers shall deliver to Buyers on or before the
Closing Date (A) a certificate of compliance issued by the Canadian Customs and Revenue Agency (the "CCRA") under subsection 116(2) of the Income Tax Act (Canada) (the "ITA Canada") that certifies that the sale of the Ecusta Canada Stock is exempt from taxation under the 1980 Income and Capital Tax Convention between Canada and the United States of America, as amended by protocols, or

(B) a certificate issued under subsection 116(2) of the ITA Canada that an amount must be remitted to the Receiver General of Canada.

                           (ii) If a certificate described in section
5.4(h)(i)(B) is delivered at Closing, Buyer shall remit the amount required to be withheld pursuant to such certificate to the Receiver General of Canada.

                           (iii) If a certificate is not delivered to Buyers
pursuant to Section 5.4(h)(i) above, Buyers shall be entitled to withhold from the portion of the Initial Payment allocated to the Ecusta Canada Stock pursuant to the Side Letter an amount required by applicable law.

                           (iv) Where Buyers have withheld any amount under
Section 5.4(h)(iii) above and Sellers deliver to Buyers, after the Closing Date and within thirty (30) days after the end of the month in which Buyers acquired the Ecusta Canada Stock, a certificate issued by the CCRA under subsection 116(2) of the ITA Canada, Buyers shall pay forthwith to Sellers any amount that Buyers have withheld that is not required to be paid to the Receiver General of Canada by reason of such certificate.

                           (v) Where Buyers have withheld any amount under
Section 5.4(h)(iii) above and no certificate has been delivered to Buyers by Sellers under Section 5.4(h)(i) above, such amount shall be paid by Buyers to the Receiver General of Canada under subsection 116 of the ITA Canada. Buyers shall not remit any such amounts before the end of the period described in
Section 5.4(h)(iv).

                           (vi) Any amount paid by Buyers to the Receiver
General of Canada under Sections 5.4(h)(iv) or (v) above shall be credited to Buyers as a payment to Sellers on account of the Purchase Price.

                           (vii) Any amounts withheld by Buyers pursuant to the
applicable law described in this Section 5.4(h) will be deposited in an interest bearing account until such time as such amounts are remitted to the Receiver General of Canada, and all interest received during any such period from the account shall be remitted to Sellers.

         5.5.      Employees and Employee Benefits.

                  (a) Schedule 5.5(a) contains a true and complete list as of May 16, 2001 showing the names, title, hire date and current annual salary rates, commissions and incentive compensation (including, without limitation, outstanding awards under the LTIP, P.H. Glatfelter Company Management Incentive Plan ("MIP") and any retention agreements), as applicable, total 2000 earnings, status (full or part-time, active or inactive, whether as a result of a Leave of Absence or disability, specifying long-term or short-term) of all Business Employees. With respect to all Business Employees, Buyers shall offer to hire, as of the Closing Date, subject only to completion of an employment application and a Form I-9, and the truthfulness thereof, and any drug testing to the extent required by a requirement of law or any regulation thereunder, the

Business Employees as of the close of business on the Closing Date including without limitation the Business Employees on Leave of Absence or workers' compensation leave. Each Business Employee who accepts an offer of employment from Buyers shall become an employee of Buyers (the "Transferred Employees"). Beginning on the first Business Day following the execution of this Agreement, Sellers shall provide or make available to Buyers, to the extent permitted by applicable law, such information regarding the Transferred Employees as is contained in Sellers' personnel records, including without limitation information regarding accrued or incurred but unpaid liabilities (as of the Closing Date) for wages, vacations, deferred compensation, medical/dental/vision, workers' compensation, disability and other welfare benefit claims. Sellers shall provide or make available such records as may be reasonably requested by Buyers. Immediately following the Effective Date and if the estimates of accrued liabilities on the Balance Sheet have been determined in accordance with reasonable actuarial and other assumptions and methodologies, Buyers shall assume responsibility and liability for the amounts of accrued or incurred but unpaid salary or wages, commissions, vacations, matching contributions to the Sellers' 401(k) plans (but not the plans themselves), and non- qualified deferred compensation (as applicable) and accrued or incurred but unpaid claims for employee benefits (including without limitation accrued or incurred but unpaid claims for medical, workers' compensation, and short- and long-term disability including payments with respect to medical and income replacement benefits due or payable after the Effective Date with respect to disabilities occurring before the Effective Date) as of the Effective Date, with respect only to the Business Employees who become Transferred Employees at the rate in effect on the Effective Date or, as applicable, in accordance with the terms of Sellers' benefit plans as of the Effective Date. If estimates of such accrued liabilities on the Balance Sheet have been determined in accordance with reasonable actuarial and other assumptions and methodologies, Buyers shall assume, subject to Section 3.10(n), all such liabilities without regard to whether the actual liabilities are less or more than the amounts disclosed with respect to such liabilities on the Balance Sheet. Buyers and Buyers' benefit plans shall be solely responsible for benefits for illnesses or injuries (including without limitation workers' compensation and short- and long- term disability) with respect to any illness or injury suffered after the Effective Date by a Business Employee who becomes a Transferred Employee (except to the extent that a Business Employee who becomes a Transferred Employee is covered by Sellers' group medical plan pursuant to COBRA in connection with a qualifying event occurring on or before the Closing Date). To the extent that Sellers' welfare benefits are provided by means of insurance, Sellers shall be responsible for payment of all premiums due for periods on or before the Effective Date and Buyer, if it assumes such insurance contracts, shall be responsible for all premiums due for periods after the Effective Date. If Buyers and Sellers agree that any accrued but unpaid compensation or benefits to be assumed hereunder by Buyer as of the Effective Date will be paid by Sellers through their own payroll or benefit plans, Buyers shall reimburse Sellers for such payments, including related payroll taxes as applicable. Subject to the same limitations of indemnification in Section 7.3, Buyers agree to indemnify, defend and hold harmless Sellers (and each of Sellers' officers and employees, as applicable) against, and reimburse Sellers for, any loss that Sellers may at any time suffer or incur, or be subject to, with respect to all such obligations for accrued or incurred but unpaid compensation or benefits assumed by Buyers as aforesaid. Sellers' human resources department shall cooperate with Buyers to effect an orderly and cost effective transfer of the above-described obligations. Sellers shall, and shall cause its Affiliates to, use reasonable efforts to cause the employees described in the first sentence of this Section 5.5 to make available their employment services to Buyers.

                  (b) (i) The initial base pay of each Transferred Employee shall be the same as the base pay of such Transferred Employee on the Effective Date, which may reflect an across-the-board percentage increase in the base pay of salaried employees between May 16, 2001 and the Closing Date, any such percentage increase being agreed by Sellers and Buyers prior to the Closing Date. Except as provided in paragraph (b)(ii) below, (A) all other terms of employment of each Transferred Employee shall be determined by Buyers in their sole discretion, except as limited by this Section 5.5, and (B) nothing herein shall constitute an agreement to assume or be bound by any employment agreement or employee plan, or previous or existing collective bargaining agreement between any Seller and any representative of the Business Employees. Employment with any Buyer will be at-will, and Buyers shall have the right to terminate the employment of any Transferred Employee at any time, for any reason, and, except as limited by this Section 5.5, to change the terms of such Transferred Employee's wages, salaries, and benefits consistent with law, subject to obligations of Buyers to such Transferred Employee under any collective bargaining agreement or by a requirement of law or any regulation thereunder. Effective as of the Closing Date and extending to but not beyond September 30, 2001 (or through such period required by an assumed collective bargaining agreement with respect to unionized Transferred Employees, if earlier), Buyers shall provide for the coverage of Transferred Employees under one or more medical plans or programs providing benefits similar to the medical plans covering such Transferred Employees immediately prior to the Closing Date and at similar costs. Buyers shall use commercially reasonable best efforts to cause their Plans that are welfare benefit plans to waive restrictions on coverage of such Transferred Employees on account of waiting periods or pre-existing conditions, provided, however, that no such waiver shall apply to preexisting conditions of any Transferred Employee that was excluded from coverage under Sellers' medical plans as of the Closing Date. With respect to any "employee welfare benefit plans" and/or "employee pension benefit plans" (within the meaning of Section 3(1) and 3(2) of ERISA, respectively, and including without limitation short-term and long-term disability benefits, severance benefits and salary continuation in the event of illness or injury) established or maintained by Buyers on and after the Closing Date for the benefit of the Transferred Employees and/or their eligible dependents or beneficiaries, Buyers shall ensure, for purposes of any length of service requirements, waiting periods, or vesting periods in any such plan for which a Transferred Employee may be eligible on or after the Closing Date, that service by such Transferred Employee with Sellers shall be treated as service with Buyers to the extent Sellers recognized such service.

                           (ii) Notwithstanding the foregoing Section 5.5(b)(i),
subject to any applicable legal restrictions, Buyers shall assume the Collective Bargaining Agreement between P.H. Glatfelter Co. Ecusta Division Pisgah Forest, North Carolina and United Paperworkers International Union AFL-CIO and Its Affiliated Local No. 1971 (effective October 7, 1996 to October 1, 2001).

                  (c) Sellers shall remain solely responsible for all liabilities relating to, arising out of, or resulting from (i) the requirements of Section 4980B of the Code to provide continuation of health care coverage under any of its Plans in respect of the Business Employees and their qualified beneficiaries and dependents, to the extent related to a qualifying event occurring on or before the Closing Date, and (ii) claims for workers' compensation benefits, except to the extent such claims have been assumed by Buyers under Section 5.5, arising in connection with any occupational injury or disease occurring on or prior to the Effective Date. Buyers shall provide continuation health care coverage of Section 4980B of the Code to any Transferred Employee and his qualified beneficiaries who incur a qualifying event after the Closing Date. Buyers shall only be responsible for any obligation with respect to the Transferred Employees under the Worker Adjustment Retraining and Notification Act of 1988 and any applicable state or local equivalent arising or accruing after the Closing Date and Sellers shall be responsible for any such obligation arising or accruing on or before the Closing Date.

                  (d) Except as expressly and specifically set forth in Section 5.5(a), (f), (i), (j), (k) and (m), Sellers shall be responsible for (i) Sellers' employee benefit plans or any benefit obligations and liabilities arising under Sellers' employee benefit plans, (ii) any other "employee pension benefit plan" at any time maintained, contributed to, or to which contributions were required, by Sellers or any of their Affiliates that together with any of them is treated as a single employer for purposes of Section 412 of the Code or Title IV of ERISA, (iii) COBRA coverage for Business Employees, former Business Employees or non-Transferred Employees, and their respective eligible beneficiaries for qualifying events occurring on or prior to the Closing Date,
(iv) any employment, wrongful discharge, unfair labor practice, claims by Business Employees relating to acts or omissions occurring prior to the Effective Date or other labor-related claim made by a Business Employee with respect to an event occurring on or prior to the Effective Date, (v) improper worker classification of any employee or independent contractor with respect to the Business who is or was in the service of any Seller on or prior to the Effective Date, and (vi) coverage under any welfare benefit plan for Business Employees or former Business Employees or any non-Transferred Employees whose employment is terminated as of the Effective Date, and their respective eligible beneficiaries, that retired or are otherwise terminated from service on or prior to the Effective Date (unless otherwise required by an applicable collective bargaining agreement).

                  (e) Sellers shall cause, as of the Closing Date, all Transferred Employees to be 100% vested in all individual account balances (as of such date) under the P.H. Glatfelter Company 401(k) Savings Plan or the P.H. Glatfelter Company 401(k) Savings Plan For Ecusta Hourly Employees or any other defined contribution employee pension benefit plans (as defined in Section 3(2) of ERISA) maintained, sponsored, contributed to or participated in by Sellers.

                  (f) The provisions of this Section 5.5(f) shall, except as otherwise specifically provided herein, be separately and individually applicable to each of the P. H. Glatfelter Company Retirement Plan for Hourly Employees and P. H. Glatfelter Company Retirement Plan for Salaried Employees, as if the same were repeated in full with respect to each such plan. Each such plan is hereinafter individually referred to as the "Sellers DB Plan" and collectively as the "Sellers DB Plans."

                           (i) The qualified actuary of each Sellers DB Plan
shall determine the aggregate accrued benefit obligation and the projected benefit obligation, as defined in Statement of Financial Accounting Standards No. 87 of the Financial Accounting Standards Board, as of the Closing Date, relating to the benefit (whether or not vested) of each of the Transferred Employees on the Closing Date ("Transferred Pension Participants"), based on their service, for benefit accrual purposes, under Sellers DB Plans as of the Closing Date, and using the actuarial assumptions set forth in Schedule 5.5(f) to this Agreement (the demographic data set forth on such schedule being as of May 16, 2001), provided that the determination of such amounts shall take into account (A) any future benefit increases which have been agreed to by Sellers on or before the Closing Date, (B) prior service crediting obligations, (C) contingent event benefit obligations, (D) early retirement benefits, and (E) benefit increases adopted, but not yet reflected in the funding of each of Sellers DB Plans. The aggregate accrued and projected benefit obligation amounts so determined (but not the actuarial assumptions described above which underlie such determination) shall be subject to the review and the concurrence of an actuary designated by Buyers. In the event that the actuaries referred to in this section shall disagree with respect to the determinations described in the immediately preceding sentence and the parties to this Agreement do not agree on resolution of such disagreement, such actuaries shall appoint a third actuary, the cost of which shall be shared equally by both parties, whose determination shall be binding (absent manifest error). If such actuaries cannot agree on a third independent actuary, then the President of the Society of Actuaries shall appoint such third party actuary. With respect to both of Sellers DB Plans, in the aggregate, the greater of (i) the projected benefit obligation (the "PBO") as of the Closing Date plus $10 million (it being agreed by the parties that the PBO is equal to $38 million as of May 16, 2001) and (ii) the amount required to be transferred by section 414(l) of the Code as determined by Sellers' actuary (but subject to review and concurrence of Buyers' actuary as stated above) shall be hereinafter referred to as the "Transfer Amount." The portion of such Transfer Amount allocable from each of Sellers DB Plans shall be identified by Sellers' actuary, provided that such allocation does not preclude or prohibit Buyers from determining the allocation of the Transfer Amount in respect of each Transfer Plan. The Sellers DB Plan shall, on and after the Closing Date, invest the Transfer Amount in an interest bearing money market account or similar fixed income investment (provided that such investment yields interest at no less than the prevailing LIBOR rate), and such Transfer Amount, as increased by interest earned through the actual date of transfer with respect to such fixed income investment, shall be hereinafter referred to as the "Adjusted Transfer Amount."

                           (ii) As of the Closing Date, Buyers shall cause all
Transferred Pension Participants to be covered under a defined benefit pension plan or plans of Buyers intending to be tax-qualified and adopted for such purpose (which plan or plans, to the extent permitted by applicable law or regulation, may have terms and provisions different from those contained in Sellers DB Plans) but which shall in all events ensure that all Transferred Pension Participants receive, subject to the transfer of assets from the Sellers DB Plan(s) described herein, immediately after the Closing Date a benefit under such plan or plans of Buyer which is equal to or greater than the benefit such Transferred Pension Participants would have been entitled to receive immediately before the Closing Date under the applicable Sellers DB Plan. The defined benefit pension plan or plans adopted by Buyers pursuant to the preceding sentence (the "Transfer Plan" or "Transfer Plans") shall credit each Transferred Pension Participant with all service with Sellers or any of their affiliates prior to the Closing Date for purposes of eligibility for membership, eligibility for the payment of benefits, vesting and benefit accrual and shall recognize all compensation of each such individual from Sellers or any of its affiliates prior to the Closing Date on the same basis as such service and compensation was recognized under Sellers DB Plans immediately prior to the Closing Date.

                           (iii) Within 180 days after the Closing Date, Buyers
shall provide Sellers with copies of each Transfer Plan as applicable and an executed trust agreement between Buyers and a corporate trustee designated by Buyers, together with certified copies of resolutions of the boards of directors of Buyers adopting each Transfer Plan and authorizing the execution and delivery of the trust agreement and the submission of each Transfer Plan promptly to the Internal Revenue Service and to take such actions as may be required in order to obtain a determination that each Transfer Plan is qualified under Section 401(a) of the Code. Within thirty days after Sellers' receipt of such documents, Sellers shall cause the trustee of the trust under each Sellers DB Plan to transfer to the trustee of the trust under each Transfer Plan an amount equal to the Adjusted Transfer Amount determined under Section 5.5(f)(i) above, reduced by the amount of any distributions made (including a claim for reasonable costs in connection with processing such distributions which would otherwise have been payable by Buyer had the Adjusted Transfer Amount been transferred immediately upon the Closing Date) from the trust under Sellers DB Plan in respect of Transferred Pension Participants from and after the Closing Date. If the Adjusted Transfer Amount exceeds the amount required to be transferred pursuant to section 414(l) of the Code, such excess shall be allocated among the Transfer Plans in manner determined by Buyers pursuant to reasonable actuarial and other assumptions determined by Buyers' actuary. Upon receipt of the Adjusted Transfer Amount by the trustee of each Transfer Plan, Buyers agree that the Transfer Plan shall be subject to all the liabilities accrued under Sellers DB Plan and still unpaid with respect to the Transferred Pension Participants immediately prior to the Closing Date. During the period commencing with the Closing Date and ending with the transfer of assets as aforesaid, (A) any amounts becoming payable to or in respect of Transferred Pension Participants under each Transfer Plan shall be paid from the trust under each Sellers DB Plan, as applicable, and (B) Sellers and the fiduciaries acting with respect to each Sellers DB Plan shall continue to act as the fiduciaries thereof for the participants thereunder, including the Transferred Pension Participants.

                           (iv) Nothing herein contained shall limit Buyers'
right to amend or terminate each Transfer Plan.

                           (v) Sellers shall have the right to make an estimated
transfer under Section 5.5(f)(iii) above at any time after the Closing Date. If Sellers have transferred too few assets in the initial transfer, the balance shall be subject to interest at the rate set forth therein.

To the extent Sellers have transferred too many assets, Buyers shall pay interest on the balance at the same rate (not to exceed $10,000 in the aggregate). In order to accommodate the transfers under this Section 5.5(f)(v), Sellers shall notify Buyers at least 60 days prior to any transfer. Sellers shall file IRS Form 5310A with the Internal Revenue Service, if required. Buyers shall likewise file IRS Form 5310A with the Internal Revenue Service, if required. Sellers shall also file any and all such reports or notices and other information with the PBGC as is required by law or requested by the PBGC, and Buyers shall cooperate reasonably with Sellers in their efforts to do so.

                           (vi) Sellers shall provide any and all information
reasonably required by Buyers or each Transfer Plan trustee or plan administrator and/or actuary designated by Buyers relating to benefits accrued under each Sellers DB Plan by the Transferred Employees and all such information shall be true, complete and accurate.

                           (vii) The parties hereto shall cooperate in the
administration of each Sellers DB Plan and each Transfer Plan to the extent required to ensure that the payments of benefits to Transferred Employees is appropriately coordinated.

                  (g) Subject to the same limitations of indemnification set forth in Section 7.3, in addition to any other remedies that may be available to Buyers under the Agreement, Sellers hereby agree to indemnify, defend and hold harmless Buyers against, and reimburse Buyers for, any loss that Buyers may at any time suffer or incur, or become subject to, as a result of or in connection with (i) Sellers' employee benefit plans or any benefit obligations and liabilities arising under Sellers' employee benefit plans, other than liabilities transferred pursuant to this Section 5.5, (ii) any other "employee pension benefit plan" at any time maintained, contributed to, or to which contributions were required, by Sellers or any of their Affiliates that together with any of them is treated as a single employer for purposes of Section 412 of the Code or Title IV of ERISA, (iii) COBRA coverage for Business Employees and former Business Employees, or non-Transferred Employees, and their respective eligible beneficiaries for qualifying events occurring on or prior to the Closing Date, (iv) any employment, wrongful discharge, unfair labor practice, or other labor-related claim made by a Business Employee with respect to an event occurring on or prior to the Effective Date, (v) improper worker classification of any employee or independent contractor who is or was in the service of Sellers with respect to the Business on or prior to the Effective Date, and (vi) coverage under any welfare benefit plan for Transferred Employees, former Business Employees or non-Transferred Employees, and their respective eligible beneficiaries, that retired or are otherwise terminated from service on or prior to the Effective Date (unless otherwise required by an applicable collective bargaining agreement).

                  (h) Sellers hereby agree that the transactions contemplated by this Agreement constitute an event described in Section 401(k)(10)(A)(ii) of the Code and that, pursuant to such section and Section 401(k)(2)(B)(i)(II) of the Code, amounts held in trust by Sellers' 401(k) cash or deferred savings plans, including without limitation the P. H. Glatfelter Company 401(k) Savings Plan for Ecusta Hourly Employees and the P. H. Glatfelter Company 401(k) Savings Plan (the "Sellers' 401(k) Plans") for the benefit of participants who are or shall become

Transferred Employees shall be distributed to any such Transferred Employee (or his or her beneficiary, if applicable) who requests such a distribution after the Closing Date. Such distribution shall otherwise be in accordance with the terms of Sellers' 401(k) Plans and applicable.

                  (i) No Transferred Employees are eligible to participate in the P.H. Glatfelter Company Supplemental Executive Retirement Plan. With respect to Transferred Employees who, as of the Closing Date, have (i) unpaid deferred compensation under the MIP or an accrued benefit under the MIP Adjustment Supplement under the P.H. Glatfelter Company Supplemental Management Pension Plan, Buyers shall, if the estimates of accrued liabilities on the Balance Sheet have been determined in accordance with reasonable actuarial and other assumptions and methodologies, succeed to Sellers' obligations to pay or provide such benefits in accordance with the terms of the MIP or the MIP Adjustment Supplement as accrued as of the Closing Date (provided, however, that a Transferred Employee who accepts employment with Buyer shall not be considered to have terminated employment as of the Closing Date for this purpose). Buyers agree to indemnify, defend and hold harmless Sellers, and each of Sellers' officers and employees, with respect to, and/or reimburse Sellers for, any such payment obligations assumed by Buyers as aforesaid.

                  (j) With respect to any Transferred Employee who is a party to a retention agreement with Glatfelter, Buyers shall, if the estimates of accrued liabilities on the Balance Sheet have been determined in accordance with reasonable actuarial and other assumptions and methodologies, succeed to Glatfelter's obligations under said retention agreement, to the extent not satisfied as of the Effective Date. If such retention agreement provides for the award of shares of Glatfelter restricted stock, Glatfelter shall deliver such shares of restricted stock (or a pro-rated portion thereof) when and if provided for under the terms of the retention agreement, and Buyers shall reimburse Glatfelter with respect to the fair market value of such restricted stock as of the date so distributed.

                  (k) With respect to Transferred Employees who, as of the Closing Date, have been granted stock options under the LTIP, Glatfelter shall permit such Transferred Employees to be able to exercise such stock options to the extent vested on the Closing Date at any time prior to the date which is the earlier of (A) six months following the Closing Date, or (B) the stated expiration date of the option.

                  (l) With respect to Transferred Employees who, as of the Closing Date, have been granted awards of restricted stock under the LTIP for which the "Restriction Period" (as defined by such Plan) with respect to such stock has not expired as of the Closing Date, Glatfelter shall cause a pro-rated portion of such restricted stock to be vested and non-forfeitable as of the Closing Date, equal to the ratio that the Transferred Employee's period of service from the beginning of the Restriction Period (described in his restricted stock award) through the Closing Date bears to the full Restriction Period applicable to the award. Such shares of restricted stock shall otherwise be distributable in accordance with the terms and conditions of the award and the LTIP, and Buyers shall, if the estimates of accrued liabilities on the Balance

Sheet have been determined in accordance with reasonable actuarial and other assumptions and methodologies, reimburse Glatfelter with respect to the fair market value of any restricted stock actually distributed to any Transferred Employee as of the date so distributed.

                  (m) If the estimates of accrued liabilities for post-retirement medical benefits on the Balance Sheet have been determined in accordance with reasonable actuarial and other assumptions and methodologies, Buyers shall indemnify, defend and hold harmless Sellers, and each of Sellers' officers and employees, against any claim made by any Transferred Employee, spouse or eligible dependent (to the extent such spouse or eligible dependent was eligible for coverage under Sellers' retirement medical program on May 16,
2001), other than any Transferred Employee who is the subject of a collective bargaining agreement, for post-retirement medical costs incurred by Sellers in respect of any such claim to the extent that such cost (as determined and limited by reference to the type and level of benefits provided under Sellers' post-retirement medical program on May 16, 2001 as amended with respect to eligibility only by the proposed resolutions attached as Exhibit A to the Post-retirement Medical Benefits Side Letter) exceeds the amount of the medical benefit provided by Buyers in respect of such claim to such Transferred Employee, spouse or eligible dependent, as applicable, under Buyers' active or post-retirement medical program, if any. Post-retirement medical benefits for Transferred Employees subject to the collective bargaining agreement assumed by Buyers under Section 5.5(b)(ii) hereof shall be provided pursuant to the terms of such agreement.

                  (n) For avoidance of doubt, Buyers shall not assume the actual Plans and other programs, policies and agreements listed on Schedule 3.10(a).

         5.6. Affiliate Matters. After May 16, 2001 but prior to Closing, the Ecusta Subsidiaries shall not declare or pay and Sellers shall not permit the declaration or payment of a dividend or other distribution by or from Ecusta Canada or Ecusta Australia to any Person, and neither Ecusta Canada nor Ecusta Australia shall undertake a capital reduction or redemption. Prior to Closing, Sellers shall cause the termination of any contract, agreement or other arrangement between Glatfelter and either of the Ecusta Subsidiaries without compensation to either party thereto for such termination.

         5.7. Notice. Each party will promptly notify the other parties in writing of any event or fact which represents a breach of any of their representations, warranties, covenants or agreements hereunder. Sellers shall notify Buyers promptly of the occurrence of any of the following:

                  (a) a fire or other casualty causing damage to the Premises;

                  (b) receipt of notice of eminent domain proceedings or condemnation of all or any part of the Premises;

                  (c) receipt of a notice from any governmental authority or insurance underwriter relating to the condition, use or occupancy of the Premises or any real property


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
adjacent to the Premises or setting forth any requirements with respect thereto, to the extent material;

                  (d) receipt or delivery of any default, to the extent it could result in limitation, diminution or termination of the rights of any Seller or Ecusta Subsidiary, or termination notice or claim of offset or defense to the payment of rent from any tenant of the Owned Real Estate or any subtenant of the Leased Real Estate;

                  (e) receipt of any notice of default from the holder of any lien or security interest in the Premises or any portion thereof;

                  (f) a change in more than 25% of the occupancy of the leased premises of the Owned Real Estate;

                  (g) notice of any actual or threatened material litigation against any Seller or affecting or relating to the Premises;

                  (h) the commencement of any strike, lock-out, boycott or other labor trouble affecting the Premises; or

                  (i) receipt of any tax assessment disputes (pending or threatened) prior to Closing and Sellers will not agree to any changes in the real estate tax assessment, nor settle, withdraw or otherwise compromise any pending claims with respect to prior tax assessments without Buyers' prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. If any proceedings shall result in any reduction of assessment and/or tax for the tax year in which the Closing occurs, it is agreed that the amount of tax savings or refund for such tax year less the fees and disbursements in connection with such proceedings, shall be apportioned between the parties as of the date real estate taxes are apportioned under this Agreement.

         5.8. Conduct of the Business. Sellers hereby jointly and severally covenant to Buyers that, from the date hereof to the Closing Date, Sellers and the Ecusta Subsidiaries will conduct the Business only in the ordinary course and consistent with past practice, except as otherwise required herein. Sellers will not cause or permit any Encumbrance on the Purchased Assets or the assets of the Ecusta Subsidiaries through the Closing Date. Without limiting the generality of the foregoing, Sellers hereby jointly and severally covenant to Buyers that, solely insofar as the Business is concerned, Sellers and the Ecusta Subsidiaries will:

                  (a) preserve the business organization of each Ecusta Subsidiary and of Glatfelter as it relates to the Ecusta Division intact and maintain their respective books of account and records in their usual, regular and ordinary manner, consistent with its past practice, so far as they relate to the Business;

                  (b) use their commercially reasonable best efforts to keep available the services of the present officers and directors of each Ecusta Subsidiary and the Ecusta Division


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
and preserve intact each Sellers' and the Ecusta Subsidiaries' relationships with respective suppliers, customers, employees, creditors and others having business dealings with respect to the Business;

                  (c) timely perform and comply with, in all material respects, the provisions of all contracts, commitments or other obligations relating to or affecting the Purchased Assets or the Business;

                  (d) maintain and keep the Purchased Assets and the assets of all Ecusta Subsidiaries in at least as good condition and repair, ordinary wear and tear excepted, as the condition and repair of the Purchased Assets and the assets of the Ecusta Subsidiaries as of the date hereof;

                  (e) pay when due all Taxes of each Ecusta Subsidiary imposed on it or its income, profit or assets or otherwise required to be paid by it, and pay when due any liability or charge of any Seller which, if unpaid, might become a lien or charge upon any of the Purchased Assets, except to the extent any such Tax, liability or charge is being contested in good faith through appropriate proceedings;

                  (f) maintain in full force and effect and comply with, in all material respects, all permits, certificates, licenses, approvals and authorizations required under all laws in connection with the Business, and comply with all laws, rules and regulations applicable to the Business; and

                  (g) use their commercially reasonable best efforts to maintain the current management of the Business.

         5.9.      Covenant Not to Compete; Nonsolicitation.

                  (a) From and after the Closing Date, Sellers will not and will cause their Affiliates not to, for its own account or for the account of others, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business conducting business under the name "Ecusta," or any variant thereof. For a period of five years from and after the Closing Date, Sellers will not and will cause their Affiliates (other than natural persons) not to, other than in the performance of Sellers' obligations under the Ancillary Agreements, for its own account or for the account of others, directly or indirectly (i) engage in any business which competes with the cigarette papers segment of the Business (other than Stout Plug Wrap, Tobacco Wrapper or Mouth Piece Base), or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control of any person or entity who or which at any relevant time during such period is engaged in any business which competes with the cigarette papers segment of the Business (other than Stout Plug Wrap, Tobacco Wrapper or Mouth Piece Base). For the purposes of this Section 5.9, "Stout Plug Wrap" means the heavyweight, high stiffness cigarette paper product that is used as filter tip paper in the manufacture of recessed filter cigarettes; "Tobacco Wrapper" means the lightweight, fleece-type cigarette paper product that is used to wrap tobacco in the

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
manufacture of tobacco sticks, which are then inserted into cigarette tubes in order to create a cigarette; and "Mouth Piece Base" means the heavyweight, high stiffness cigarette paper product that, after application of a heat sealable coating, is used as filter tip paper in the manufacture of recessed filter cigarettes.

                  (b) For a period of five years from and after the Closing Date, Sellers will not and will cause their Affiliates not to, directly or indirectly, solicit or attempt to solicit any person or entity who is or has been a significant customer of the Business at any time during the five (5) calendar years prior to such period or during such period to cease or reduce its particular business relationship with the Business for products supplied to it by the Business, including but not limited to Bowne & Co., Inc.

                  (c) The restrictive covenants contained in this Section are covenants independent of any other provision of this Agreement and the existence of any claim which any party to this Agreement may allege against any other party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants. Each of Sellers and Buyers agree that the others' remedies at law for any breach or threat of breach of the provisions of this Section 5.9 will be inadequate, and that each party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.9 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such party may be entitled at law or equity. In the event of litigation regarding the covenant not to compete, the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder. The length of time for which this covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which the party seeking to enforce this covenant seeks to enforce this covenant. Should any provisions of this Section 5.9 be adjudged to any extent invalid by any competent tribunal, such provision will be deemed modified to the extent necessary to make it enforceable.

         5.10. Material Consents. Sellers and the Ecusta Subsidiaries agree to use their respective commercially reasonable best efforts to obtain prior to the Closing all of the consents of third Persons which have been disclosed, or are required to be disclosed, on Schedule 3.3, which consents shall be in forms reasonably satisfactory to Buyers.

         5.11. Notice to Customers. Sellers agree, in consultation with Buyers, to promptly notify customers of the Business of the consummation of the transactions contemplated by this Agreement and to reasonably assist Buyers, at Buyers' expense, in making arrangements with such customers for the payment of Buyers' accounts receivable (other than the Accounts Receivable) in a manner satisfactory to Buyers.

         5.12. Confidentiality. Sellers and the Ecusta Subsidiaries, on one hand, and Buyers, on the other hand, hereby agree that none of their Affiliates or any of their respective directors, officers, employees, managers, equity owners, agents, consultants, partners, interest holders or representatives shall use or disclose to any third party any Business Intellectual Property or other

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
confidential or proprietary information in their possession or control with regard to the Business. The obligations of this Section 5.12 shall not apply to Buyers after the Closing Date or to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; (ii) becomes available to any of the parties on a nonconfidential basis from a third party not known by the party hereto to be bound by a confidentiality agreement with any of other parties hereto; or (iii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, the party required to disclose the information shall notify appropriate other parties hereto as early as reasonably practicable prior to disclose to allow other parties to take appropriate measures to preserve the confidentiality of such information; provided, further, that this Agreement and its terms shall remain confidential after the Closing Date except to the extent necessary to consummate the transactions contemplated hereby and except as required by applicable law.

         5.13. Estoppel Certificates. Sellers shall use reasonable efforts to obtain, prior to the Closing, at Sellers' sole expense, estoppel certificates and lessor lien waivers (such estoppel certificates and waivers not to be conditioned on any increased rental, other payment, reduced term, or other change of lease terms), if applicable, in a form and substance reasonably acceptable to Buyers and their lenders (the "Estoppel Certificates"), from each real property lessor listed on Schedule 3.16 or any other lien-holder of any kind related to the Business.

         5.14. Title Policies. Sellers shall cooperate with Buyers for Buyers to obtain on or prior to the Closing, at standard rates, either (i) good and valid, irrevocable ALTA extended form title insurance policies (or signed pro forma policies) (collectively, the "Title Policies") issued by Fidelity National Title Insurance Company, or another nationally recognized title company or companies reasonably acceptable to Buyer (collectively, the "Title Company") or (ii) an attorney's opinion of the status of title which shall not be subject to any imputed knowledge of Sellers and the Ecusta Subsidiaries, in the case of the Title Policies referred to in clause (i) above insuring (or committing the Title Company to insure) Buyers' fee title to each parcel of the Owned Real Estate as indicated on Schedule 3.16(a)(i), in such amounts which are at least equal to the stated values in Schedule 3.16(a)(i), subject to no Encumbrances other than the Permitted Fee Title Exceptions as such apply to the particular Owned Real Estate transferred and insured, together with such endorsements as are customary for commercial transactions of this type in such jurisdiction including without limitation a comprehensive endorsement with respect to easements and restrictions of record and no mechanic's liens. Each of the Title Policies shall be effective for the benefit of Buyers as of the date and time of the recording of the deed to the parcel or parcels of the Owned Real Estate, as applicable to which it relates. The cost of obtaining such Title Policies shall be paid equally by Sellers and Buyers. Notwithstanding anything to the contrary contained herein, in lieu of Title Policies, Sellers shall obtain and deliver to Buyers no later than thirty (30) days prior to Closing all information and undertake all actions necessary for Buyers, to obtain on or prior to the Closing, at standard rates, (i) with respect to Owned Real Estate located in Canada and Australia, a certificate of title, similar in form and substance to those certificates customarily received for a real estate transaction in the applicable real estate market of similar size and nature, and (ii) with respect to Owned Real Estate located

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
in Canada, an opinion of local counsel with respect to title issues, similar form and substance to those certificates customarily received for a real estate transaction in the applicable real estate market of similar size and nature.

         5.15. Survey. Sellers shall cooperate with Buyers for Buyers to obtain on or prior to the Closing, as built surveys of each parcel of the Owned Real Estate (the "Surveys") prepared by surveyors registered in the jurisdiction in which the surveyed property is located and otherwise satisfactory to Buyers (the "Surveyor") in accordance with the 1999 minimum standard detail requirements for ALTA/ACSM surveys (or similar requirements for the Owned Real Estate located in Australia and Canada), including without limitation Table A items 2-4, 6, 7(b)(1) and (c), 8-10, 11(b) and 13, dated as of a date after January 20, 2001 showing, with respect to each parcel of the Owned Real Estate and the appurtenances to such parcel, access to and from a dedicated and accepted public right-of-way, the correct location and dimensions of all improvements (including fences and driveways), all plottable easements, rights-of-way and setback lines, the correct location and dimensions of all alleys and streets, all other plottable matters of record or visible on the ground affecting such parcel of the Owned Real Estate, and such other information as may be reasonably requested by Buyers. The Surveys shall: (i) show that other than Permitted Fee Title Exceptions, as such apply to the particular Premises transferred and insured, all structures and other improvements on the Premises are (A) within the lot lines and do not encroach upon the properties of any other Person, and (B) in compliance with applicable zoning laws relating to setback and height restrictions, (ii) show no Encumbrances other than Permitted Fee Title Exceptions, as such apply to the particular Premises transferred and insured,
(iii) be certified to Sellers and the Ecusta Subsidiaries; Buyers and their assigns and any mortgage lender to the same, and the Title Company, (iv) comply with any reasonable requirements imposed by the Title Company as a condition to the removal of any survey exception from the general exceptions to the Title Policy covering such of the Owned Real Estate as is shown on the property surveyed and (v) show the total acreage of the particular Premises transferred and insured; provided, however, that with respect to clauses (A) and (B), the surveys may show encroachments or noncompliance that do not individually or in the aggregate have a Material Real Estate Impairment. The cost of obtaining such Surveys shall be paid equally by Sellers and Buyers. Buyers shall use commercially reasonable efforts to obtain within a reasonable time period a survey for the Owned Real Estate located in North Carolina.

         5.16. Accounts Receivable and Related Claims. From and after the Closing, Sellers (i) shall use their commercially reasonable best efforts to assist Buyers, upon Buyers' reasonable request, in collecting the Accounts Receivable and (ii) shall not (A) without the prior written consent of Buyers, which consent shall not be unreasonably withheld or delayed, waive or settle any claims or rights which constitute Purchased Assets, including, without limitation, claims with respect to Accounts Receivable or (B) take any action to interfere with or impair the collection by Buyers of any claims or rights which constitute Purchased Assets, including, without limitation, claims with respect to Accounts Receivable.

         5.17. Real Property Compliance Certificate. Within fourteen (14) days after Sellers delivery to Buyers of the survey for the Owned Real Estate located in North Carolina, with



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respect to the Owned Real Estate located in North Carolina, Sellers shall provide Buyers with either (i) a certificate or letter from the appropriate local governmental authorities, (ii) a zoning report prepared by Planning & Zoning Resource Corporation containing such firm's customary assumptions and qualifications, or (iii) a zoning opinion from local counsel, each indicating the Owned Real Estate located in North Carolina is in compliance with applicable zoning restrictions, without reliance upon continuing non-conforming use or variances if the effect of such non-conforming use or variance would be to result in a Material Real Estate Impairment after a casualty to the existing improvements on the Owned Real Estate located in North Carolina (any one of the items referred to in clauses (i), (ii) and (iii), the "Real Property Compliance Certificates").

         5.18. Ecusta Stock.

                  (a) After Closing and until the Ecusta Stock is registered in the name of Purico or Purico's nominee, Sellers shall convene and attend general meetings of the Ecusta Subsidiaries, vote at those meetings as directed by Purico and take all other action in the capacity of registered holders of the Ecusta Stock as Purico may lawfully require by written notice.

                  (b) Sellers shall cause the registration of the transfer of the Ecusta Stock within five (5) days after the Closing Date.

         5.19. Asbestos Removal. Sellers agree, at their sole cost and expense, to remove all asbestos and asbestos-containing materials from those portions of the Ecusta Division paper mill which are not used as part of the Business as of the Closing Date and which are listed on Schedule 5.19 (the "Asbestos Removal Work"). Sellers agree to perform the Asbestos Removal work as soon as reasonably practicable; however, Buyers acknowledge that the Asbestos Removal Work may not be completed before the Closing Date and agree to provide Sellers and Sellers' asbestos removal contractor sufficient access to the facility after the Closing Date to enable Sellers to perform the Asbestos Removal Work. Sellers shall complete all such Asbestos Removal Work within one (1) year of the Closing Date and, until such time as the Asbestos Removal Work is completed, Sellers shall, their sole cost and expense, manage and maintain all such asbestos and asbestos-containing materials in compliance with all applicable Environmental Laws and other laws, rules and regulations. Sellers further agree that all such Asbestos Removal Work shall be performed subject to the conditions governing Remediation contained in Section 7.3(c)(ii).

                                   ARTICLE VI

                                     CLOSING

         If Closing occurs and this amendment and restatement thereby becomes effective in accordance with Section 8.2 hereunder, the following conditions and required deliveries are deemed to be fully satisfied and waived:

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
         6.1. Conditions Precedent to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall be conditioned upon (a) approval or early termination of the waiting period under the HSR Act; (b) express or presumed clearance by competent German Merger Control Authority; and (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction having been enacted, entered, promulgated or enforced by any court, governmental authority or regulatory body which restrains, prohibits or prevents the consummation of the transactions contemplated hereunder.

         6.2. Conditions Precedent to Buyers' Obligations. Buyers' obligation to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by
Buyers:

                  (a) Performance. Sellers and the Ecusta Subsidiaries shall have performed in all material respects their obligations and covenants under this Agreement required to be performed on or prior to the Closing Date pursuant to the terms hereof.

                  (b) Bringdown of Representations and Warranties. Those representations and warranties of Sellers contained in this Agreement that are qualified by materiality shall be true, complete and correct in all respects and those representations and warranties of Sellers contained in this Agreement not so qualified by materiality shall be true, complete and correct in all material respects on and as of the Effective Date, with the same force and effect as though made on and as of the Effective Date, except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date, and Buyers shall have received a certificate to such effect signed by Glatfelter and each Seller in form and substance reasonably acceptable to Buyer.

                  (c) Secretary's Certificate of Sellers. Each Seller shall have delivered to Buyers a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyers, of the Secretary or an Assistant Secretary of such Seller certifying (i) that attached thereto is a complete and correct copy of the articles of incorporation or other document of formation of such Seller and each Ecusta Subsidiary in which it has an ownership interest, as amended to date, (ii) that attached thereto is a complete and correct copy of the by-laws of such Seller, as amended to date, (iii) that attached thereto is a complete and correct copy of resolutions adopted by the board of directors and/or stockholders of such Seller, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements executed in connection herewith by such Seller and the transfer of the Purchased Assets or Ecusta Stock to Buyers hereunder, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the Closing Date, and (iv) that the persons named therein are duly elected, qualified and acting officers of such Seller and that set forth therein is a genuine signature or true facsimile thereof for each such officer.

                  (d) Good Standing Certificates of Sellers. Each Seller and Ecusta Canada shall have delivered to Buyers a certificate of good standing dated not more than twenty days before the Closing Date, certifying that such Seller is a corporation in good standing in its jurisdiction of formation.

                  (e) Litigation. No order of any court of administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would materially limit or adversely affect Buyers' ownership or control of any of the Purchased Assets, the German Assets, the Ecusta Stock or the operation of the Business, and there shall not have been threatened, nor shall there by pending, any action or proceeding by or before any court or Governmental Authority or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or which might have a Material Adverse Effect.

                  (f) Securities Filings. All filings and government approvals necessary to be made or obtained by Sellers in order to convey the Ecusta Stock shall have been so made or obtained.

                  (g) Liens. Buyers shall have received evidence of the cancellation and release of all Liens in respect of the Purchased Assets and the Ecusta Stock along with evidence of the termination of any UCC-1 financing statements acceptable to Buyers in their reasonable discretion.

                  (h) Absence of Material Adverse Effect. After the date hereof there shall not have occurred nor shall there exist any event or condition, which individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect or Material Real Estate Impairment.

                  (i) Appraisal. Buyers shall have received an appraisal of the Purchased Assets reflecting the orderly liquidation appraised value of presently functioning machinery and equipment on a dismantled and removed basis of $35 million or more.

                  (j) Ancillary Agreements. Sellers shall have duly executed and delivered to Buyers or, in the case of the Supply and Service Agreement, Sellers shall have caused its subsidiary, Papierfabrik Schoeller & Hoesch GmbH & Co. KG, to duly execute and deliver to Buyers, a supply and service agreement substantially in the form attached hereto as EXHIBIT 6.2(j) (the "Supply and Service Agreement"), the Escrow Agreement, the License and Cross-License Agreement and such other Ancillary Agreements as may be necessary to consummate the transactions contemplated by this Agreement.

                  (k) Administrative Services. Sellers shall have duly executed and delivered to Buyers the administrative services agreement for administrative services substantially in the form attached hereto as EXHIBIT 6.2(k) (the "Administrative Services Agreement").

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
                  (l) Satisfactory Instruments of Transfer. Sellers shall have delivered to Buyers a duly executed Bill of Sale, Assumption Agreement and other conveyance documents, including without limitation intellectual property assignment and transfer documents, whereby Sellers' right, title and interest in and to all of the Ecusta Stock, Purchased Assets and Business Intellectual Property have been transferred and delivered to Buyers free and clear of any Encumbrances other than Permitted Encumbrances and Permitted Fee Title Exceptions and Encumbrances on the Leased Real Estate other than Encumbrances caused to be created by Sellers or the Ecusta Subsidiaries, as applicable. Sellers shall have delivered to Buyers all instruments and documents required on Sellers' part to effectuate and consummate the transactions contemplated hereby, including all of the items set forth in Section 6.4, in form and substance reasonably acceptable to Buyers and their counsel.

                  (m) Required Consents. All consents listed or required to be listed on Schedule 3.3 shall have been obtained in form and substance reasonably satisfactory to Buyers, and all Permits listed or required to be listed on
Schedule 2.1(d)(vi) have been transferred or reissued, as necessary, to enable the Buyers to operate the Business after the Closing.

                  (n) Opinion of Counsel. Buyers shall have received an opinion of Sellers' counsel reasonably satisfactory to Buyers.

                  (o) Title Policies; Opinions of Counsel; Certificates of Title. Title Company shall have furnished to Buyers Title Policies for the Owned Real Estate located in North Carolina in accordance with Section 5.14 hereof. Local counsel shall have furnished to Buyers certificates of title for the Owned Real Estate located in Canada and Australia in accordance with Section 5.14 hereof and an opinion of counsel for the Owned Real Estate located in Canada in accordance with Section 5.14 hereof.

         6.3. Conditions Precedent to Sellers' Obligations. Sellers' obligation to consummate the transactions contemplated hereby shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Sellers:

                  (a) Performance. Buyers shall have performed in all respects their obligations and covenants under this Agreement required to be performed on or prior to the Closing Date pursuant to the terms hereof;

                  (b) Bringdown of Representations and Warranties. The representations and warranties of Buyers contained in this Agreement shall be true, complete and correct in all material respects on and as of the Effective Date, with the same force and effect as though made on and as of the Effective Date, except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date, and Sellers shall have received a certificate to such effect signed by each Buyer in form and substance reasonably acceptable to Sellers.

                  (c) Secretary's Certificates of Buyers. Each Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Sellers, of the Secretary or an Assistant Secretary of such Buyer certifying
(i) that attached thereto is a complete and correct copy of the articles of incorporation or other document of formation of such Buyer, as amended to date,
(ii) that attached thereto is a complete and correct copy of the by-laws of such Buyer, as amended to date, (iii) that attached thereto is a complete and correct copy of resolutions adopted by the board of directors and/or stockholders of such Buyer, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements executed in connection herewith by such Buyer and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the Closing Date, and (iv) that the persons named therein are duly elected, qualified and acting officers of such Buyer and that set forth therein is a genuine signature or true facsimile thereof for each such officer.

                  (d) Good Standing Certificates of Buyers. RF, RFS US and RFS Ecusta shall have delivered to Sellers a certificate of good standing dated not more than twenty days before the Closing Date, certifying that such Buyer is a corporation in good standing in its jurisdiction of formation.

                  (e) Litigation. No order of any court of administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened, nor shall there by pending, any action or proceeding by or before any court or Governmental Authority or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or which might have a Material Adverse Effect.

                  (f) Ancillary Agreements. Buyers shall have duly executed and delivered to Sellers the Supply and Service Agreement, the Escrow Agreement and the License and Cross-License Agreement and such other Ancillary Agreements as may be necessary to consummate the transactions contemplated by this Agreement.

                  (g) Assumption Documents. Buyers shall have delivered to Sellers a duly executed Assumption Agreement.

                  (h) Opinion of Counsel. Sellers shall have received an opinion of Buyers' counsel reasonably satisfactory to Sellers.

         6.4. Sellers' Closing Deliveries. On the Closing Date, Sellers shall deliver, or execute and deliver, to Buyers:

                  (a) a Bringdown Certificate relating to Sellers' representations and warranties hereunder;

                  (b) Secretary's Certificates of Sellers;

                  (c) Good Standing Certificates of Sellers and Ecusta Canada;

                  (d) UCC-1 Lien termination statements, if any;

                  (e) the Ancillary Agreements;

                  (f) the Assumption Agreement with respect to the Assumed Liabilities;

                  (g) a Bill of Sale substantially in the form set forth in
EXHIBIT 6.4(g) (the "Bill of Sale") with respect to the Purchased Assets (other than the Non-Assignable Assets);

                  (h) special warranty deeds in the customary and proper form for recording duly executed and acknowledged deeds so as to convey to Buyers good and marketable title to the Owned Real Estate free and clear of all Encumbrances other than Permitted Fee Title Exceptions (other than for Owned Real Estate which is being acquired in connection with the acquisition of the Ecusta Stock);

                  (i) all of the consents of third Persons described on Schedule 3.3;

                  (j) any documents or instruments as Buyers may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets (other than the Non-Assignable Assets) to Buyers and to put Buyers in actual possession or control of the Purchased Assets (other than the Non-Assignable Assets);

                  (k) all Leases, tenant files, tenant correspondence and repair records;

                  (l) all licenses, contract documents, and other Personal Property;

                  (m) certificates executed by Glatfelter and Mollanvick in form reasonably satisfactory to Buyers stating respectively, under penalties of perjury, such entity's United States taxpayer identification number and that such entity is not a foreign person for purposes of Section 1445 of the Code;

                  (n) such affidavit of title or other certifications as shall be reasonably and customarily required by the Title Company to insure Buyers' fee and leasehold titles, as applicable, to the Owned Real Estate as set forth in Section 5.14, and to provide affirmative endorsements as set forth in Section 5.14;

                  (o) all keys and combinations to all locks to the Premises;

                  (p) as provided in Section 6.2(o) hereof;

                  (q) the following items relating to Ecusta Australia;

                           (i) instruments of transfer of the Ecusta Australia
Stock in favor of Purico or its nominee which have been duly executed by the respective holders of the Ecusta Australia Stock and are in registrable form;

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
                           (ii) the share certificates for the Ecusta Australia
Stock;

                           (iii) any other documents which are necessary to vest
full legal and beneficial ownership of the Ecusta Australia Stock in Purico;

                           (iv) the certificates of incorporation of Ecusta
Australia (and any certificate of incorporation on change of name of Ecusta Australia) and certificates for all registered business names;

                           (v) the common seal (and any duplicate common seal)
of Ecusta Australia;

                           (vi) all available copies of the constitution of
Ecusta Australia;

                           (vii) the balance sheets and profit and loss
statements of Ecusta Australia, and consolidated balance sheets and profit and loss statements of Ecusta Australia, as at, and for the period ended on November 30, 2000.

                           (viii) the minute books and other records of meetings
or resolutions of shareholders or directors of Ecusta Australia;

                           (ix) all registers and other statutory records,
cheque books, books of account, trading and financial records, copies of taxation returns and notices of assessment, title documents, mortgages, leases, agreements, insurance policies, certificates and other papers and records of Ecusta Australia (in all cases in good order and fully and accurately maintained up to Closing in accordance with any applicable legal requirements);

                           (x) a list of the authorized signatories of each bank
account of Ecusta Australia;

                           (xi) all permits and licenses issued to Ecusta
Australia under any law relating to its business activities;

                           (xii) the written resignations of each current
director, secretary and public officer of Ecusta Australia requested by Purico, which resignations must acknowledge that they take effect without any entitlement to compensation (for loss of office or otherwise) as a result;

                           (xiii) evidence that a duly convened meeting of the
directors of Ecusta Australia was held at which it was resolved:

                                    (1) in the case of Ecusta Australia, that
each of the transfers of the Ecusta Australia Stock have been approved for registration (subject only to the payment of stamp duty) and that, upon registrations, the appropriate share certificate will be issued in the name of Purico or its nominees;

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
                                    (2) to transact such other business as
Purico may reasonably require;

                  (r) the following items relating to Ecusta Canada;

                           (i) instruments of transfer of the Ecusta Canada
Stock in favor of Purico or its nominee which have been duly executed by the respective holders of the Ecusta Canada Stock and are in registrable form;

                           (ii) the share certificates for the Ecusta Canada
Stock;

                           (iii) any other documents which are necessary to vest
full legal and beneficial ownership of the Ecusta Canada Stock in Purico;

                           (iv) the certificates of incorporation of Ecusta
Canada (and any certificate of incorporation on change of name of Ecusta Canada) and certificates for all registered business names;

                           (v) the common seal (and any duplicate common seal)
of Ecusta Canada;

                           (vi) all available copies of the constitution of
Ecusta Canada;

                           (vii) the balance sheets and profit and loss
statements of Ecusta Canada, and consolidated balance sheets and profit and loss statements of Ecusta Canada, as at, and for the period ended on December 31, 2000.

                           (viii) the minute books and other records of meetings
or resolutions of shareholders or directors of Ecusta Canada;

                           (ix) all registers and other statutory records,
cheque books, books of account, trading and financial records, copies of taxation returns and notices of assessment, title documents, mortgages, leases, agreements, insurance policies, certificates and other papers and records of Ecusta Canada (in all cases in good order and fully and accurately maintained up to Closing in accordance with any applicable legal requirements);

                           (x) a duly completed authority for the alteration of
the signatories of each bank account of Ecusta Canada in the manner required by Purico by written notice before the Closing Date;

                           (xi) all permits and licenses issued to Ecusta Canada
under any law relating to its business activities;

                           (xii) the written resignations of each current
director, secretary and public officer of Ecusta Canada requested by Purico, which resignations must acknowledge that



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
they take effect without any entitlement to compensation (for loss of office or otherwise) as a result;

                           (xiii) evidence that a duly convened meeting of the
directors of Ecusta Canada was held at which it was resolved:

                                    (1) in the case of Ecusta Canada, that each
of the transfers of the Ecusta Canada Stock have been approved for registration and that, upon registrations, the appropriate share certificate will be issued in the name of the Buyers or their nominees;

                                    (2) to transact such other business as
Purico may reasonably require;

                  (s) an Opinion of Sellers' counsel;

                  (t) the Real Property Compliance Certificates as set forth in
Section 5.17 hereof;

                  (u) title certificates to all of the motor vehicles included in the Purchased Assets pursuant to Section 2.1(c)(iii) duly endorsed for transfer to Buyers.

                  (v) evidence of the revocation of all existing authorities to operate bank accounts and the approval of new authorities in favor of the persons nominated by Purico;

         6.5. Buyers' Closing Deliveries. On the Closing Date, Buyers shall deliver, or execute and deliver, to Sellers:

                  (a) a Bringdown Certificate relating to Buyers' representations and warranties hereunder;

                  (b) Secretary's Certificates of Buyers;

                  (c) Good Standing Certificates of RF, RFS US and RFS Ecusta;

                  (d) the Ancillary Agreements;

                  (e) the Assumption Agreement;

                  (f) the Initial Amount;

                  (g) any documents or instruments as Sellers may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Buyers of the Assumed Liabilities; and

                  (h) an Opinion of Buyers' counsel.



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
                                  ARTICLE VII

                          INDEMNIFICATION AND SURVIVAL

         7.1. Survival. The representations and warranties of Sellers and Buyers contained in this Agreement and all statements contained in any Schedule hereto or any certificate delivered pursuant to this Agreement shall be deemed to constitute representations and warranties of the parties making or delivering the same. All such representations and warranties shall survive the Closing hereunder for a period of eighteen (18) months with the following exceptions:
(a) the representations and warranties in Section 3.12 (Environmental Matters) shall survive for a period of five (5) years after the Closing, provided, however, that the representation and warranty contained in Section 3.12(i) shall survive for a period of ten (10) years after Closing; (b) the representations and warranties in Section 3.18 (Tax Matters) shall survive until the termination date of the period of the applicable statute of limitations, including the applicable statutes in Australia and Canada; (c) the representations and warranties in Sections 3.6, 3.16 and 3.17 relating to title to the Ecusta Stock, the Purchased Assets and the German Assets and the provisions in Section 8.1 shall survive indefinitely; and (d) any obligation for amounts reimbursable by Sellers for long term disability benefits in excess of the Threshold Amount provided in Section 3.10(n) shall survive indefinitely.

         7.2. Indemnification By Sellers. Sellers hereby agree to indemnify and hold harmless Buyers from and against any Damages arising out of or resulting from any of the following:

                  (a) the Excluded Liabilities;

                  (b) the breach by Sellers of any representation or warranty contained in this Agreement or in the Ancillary Agreements; and

                  (c) the breach by Sellers of any covenant contained in this Agreement or in the Ancillary Agreements.

         7.3. Limitations of Indemnification By Sellers. Notwithstanding any other provision of this Agreement to the contrary, the right of Buyers to indemnification under Section 7.2 shall be subject to the following provisions:

                  (a) No indemnification shall be payable pursuant to Section 7.2(b) above to any Buyer for the breach by any Seller of any representation or warranty unless the total of all such claims exceeds $1,000,000 in the aggregate, whereupon the amount of such claims in excess of $1,000,000 shall be recoverable in accordance with the terms hereof; provided, however, no deductible shall apply to Tax claims, to claims pursuant to Sections 3.5(i) or
5.6 hereunder, to amounts reimbursable by Sellers for long term disability benefits in excess of the Threshold Amount provided in Section 3.10(n), or to
Item 4 on Schedule 3.12(i).

                  (b) The maximum aggregate liability of Sellers to provide indemnification pursuant to Section 7.2(b) hereof as a result of a breach of the representations and warranties contained in Section 3.12 shall not exceed $17.5 million and for all other claims for breaches of representations and warranties under Section 7.2(b) hereto shall not exceed $2 million; provided, however, that notwithstanding the foregoing, there shall be no limitation of the maximum aggregate liability of Sellers indemnification obligations to Buyers relating to Excluded Liabilities (including, without limitation, Taxes), the representations and warranties in Sections 3.5(i), 3.6, 3.10(n), 3.16, 3.17, 3.18 and 5.6, and the Ecusta Stock,
the Purchased Assets and the German Assets.

                  (c) No indemnification whatsoever shall be payable to any Buyer for the breach after the Effective Date by any Seller of any representation or warranty of any Seller contained in Article III hereunder. The intention of the addition of this Section 7.3(c) to this Agreement by means of the restatement of this Agreement is to change the date on which the representations and warranties of Sellers contained in Article III must be accurate from the Closing Date to the Effective Date so that breaches as of the Closing Date will not give rise to an indemnification obligation unless the breach also existed as of the Effective Date. Nothing contained in this Section 7.3(c) shall affect whatsoever the indemnification obligation of any Seller to any Buyer for any breach of any covenant contained in this Agreement.

                  (d) Additional Environmental Provisions.

                           (i) Damages incurred under Section 3.12(i) of this
Agreement must be reasonably documented and must be necessary in order to comply with the least stringent obligations under applicable Environmental Laws or to resolve any claim raised by a third party.

                           (ii) With respect to any claim by Buyers for
environmental matters the resolution of which involves Remediation on any property owned, operated or leased in connection with the operation of the Business, Sellers shall have the right, upon timely written notice, to conduct such Remediation provided (1) Sellers are and acknowledge that they are paying fully for such Remediation; (2) Sellers conduct such Remediation in a manner, consistent with applicable legal requirements, which minimizes interruption, interference or disruption to the operation of the Business to the extent reasonably practicable; and (3) Sellers permit Buyers and the Business participation in the determination of the Remediation objectives and methods (including participation in discussions with Governmental Authorities or third parties) and keeps Buyers and the Business fully informed of the progress of the Remediation. Buyers agree to provide Sellers' Remediation contractors sufficient access to the facility after the Closing Date to enable Sellers to perform the Remediation activities contemplated by this Section. Without limiting the generality of the foregoing, Sellers agree to provide Buyers and the Business with the opportunity to observe all activities undertaken by or on behalf of Sellers; provide reasonable advance notice to Buyers and the Business of any access requirements and meetings with any Governmental Authority concerning the Remediation, and permit Buyers and representatives of the Business to attend and participate in such meetings; comply with all Environmental Laws in the conduct of the Remediation; and promptly, upon completion of any on-site activities, restore any adversely affected portions of the properties to substantially their predisturbed condition such that Buyers can continue the operation of the Business in the manner in which such

Business was conducted prior to the commencement of the on-site activities. Seller will indemnify Buyers from and against any Damages arising out of or resulting from Seller's or its representatives' conduct of the Remediation.

                           (iii) Buyers agree to cooperate with Sellers' efforts
to assert and prosecute any claims against Sellers' insurers for any Damages for environmental matters including for the breach of any representations and warranties in Section 3.12; it being understood, however, that none of Buyers' claims for such Damages shall be limited by the success of any such insurance claim or action or the amount of any recovery.

         7.4. No Reliance. Buyers acknowledge that they have not relied on any representations or warranties other than those expressly set forth in this Agreement and the exhibits, schedules and certificates attached, delivered or referenced pursuant hereto or any written materials made available to Buyers or their representatives in connection with Buyers' due diligence.

         7.5. Indemnification by Buyers. Buyers hereby agrees to indemnify and hold harmless Sellers from and against any Damages arising out of or resulting from (a) the Assumed Liabilities or (b) the breach by Buyers of any representation, warranty or covenant contained in this Agreement or in any Ancillary Agreement.

         7.6. General Indemnification Procedures.

                  (a) In the event that any party incurs or suffers any Damages with respect to which indemnification may be sought by such party pursuant to this Article VII, the party seeking indemnification (the "Indemnitee") must assert the claim by giving written notice (a "Claim Notice") to the party from whom indemnification is sought (the "Indemnitor"). The Claim Notice must state the nature, basis and amount (if known) of the claim in reasonable detail based on the information available to the Indemnitee and, if the Claim Notice is being given with respect to a third party claim, it must be accompanied by a copy of any written notice of the third party claimant. If the Claim Notice is being given by reason of any third party claim, it shall be given in a timely manner but in no event more than 30 days after the filing or other written assertion of any such claim against the Indemnitee, but the failure of the Indemnitee to give the Claim Notice within such time period shall not relieve the Indemnitor of any liability for indemnification under this Article VII, except to the extent that the Indemnitor is prejudiced thereby. If the amount of the claim is not known at the time the Claim Notice is given, the Indemnitee shall also give notice of such amount to the Indemnitor at such time as the amount of the claim is reasonably ascertainable. Each Indemnitor to whom a Claim Notice is given shall respond to any Indemnitee that has given a Claim Notice (a "Claim Response") within 90 days (the "Response Period") after the date that the Claim Notice is received by Indemnitor. Any Claim Response shall specify whether or not the Indemnitor given the Claim Response disputes the claim described in the Claim Notice in whole or in part. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, then such claim shall be conclusively deemed to be an obligation of such Indemnitor. If any Indemnitor shall be obligated to indemnify an Indemnitee hereunder, such Indemnitor shall pay to such Indemnitee within 30 days after the last day of the applicable Response Period (or at such later time as the amount is ascertainable) the amount to which such Indemnitee shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Agreement, the Indemnitor and the Indemnitee shall seek to resolve such dispute through negotiations and, if such dispute is not resolved within 20 days, the Indemnitee may pursue whatever legal remedies may be available for the recovery of the Damages claimed from any Indemnitor. If any Indemnitor fails to pay all or any part of any indemnification obligation on or before the later to occur of (x) 30 days after the last day of the applicable Response Period, and
(y) if the Claim Notice relates to Damages that have not been liquidated as of the date of the Claim Notice, the date on which all or any part of such Damages shall have become liquidated and determined, then the Indemnitor shall also be obligated to pay to the Indemnitee interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate of LIBOR plus 1%.

                  (b) The Indemnitee shall provide to the Indemnitor on request all information and documentation reasonably necessary to support and verify any Damages that the Indemnitee believes give rise to the claim for indemnification hereunder and shall give the Indemnitor reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee that would have bearing on such claim.

                  (c) Except as hereinafter provided, in the case of third party claims for which indemnification is sought, the Indemnitor shall have the option: (x) to conduct any proceedings or negotiations in connection therewith,
(y) to take all other steps to settle or defend any such claim (provided that the Indemnitor shall not settle any such claim without the consent of the Indemnitee (which consent shall not be unreasonably withheld, it being understood that it shall not be unreasonable for the Indemnitee to withhold its consent from any settlement which (1) commits the Indemnitee to take, or to forbear to take, any action, or (2) does not provide for a complete release of the Indemnitee by such third party)), and (z) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel (a "Voluntary Participation") in any proceedings relating to any third party claim. The Indemnitor shall, within 45 days of receipt of the Claim Notice, notify the Indemnitee of its intention to assume the defense of the claim (a "Defense Notice"). Until the Indemnitee has received the Defense Notice, the Indemnitee shall take reasonable steps to defend (but may not settle) the claim. If the Indemnitor declines to assume the defense of any such claim or fails to give a Defense Notice within 45 days after receipt of the Claim Notice, the Indemnitee shall defend against the claim but shall not settle such claim without the consent of the Indemnitor (which consent shall not be unreasonably withheld). The expenses of all proceedings, contests or lawsuits (other than those incurred in a Voluntary Participation) with respect to claims as to which a party is entitled to indemnification under this Article VII shall represent indemnifiable Damages under this Agreement. Regardless of which party shall assume the defense of the claim, the parties shall cooperate fully with one another in connection therewith. Notwithstanding the foregoing, the Indemnitor shall not be entitled (except with the consent of

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
the Indemnitee) to take any of the actions referred to in clauses (x), (y) or
(z) of the first sentence of this subparagraph unless: (a) the third party claim involves solely monetary damages; and (b) the Indemnitor shall have expressly agreed in writing that, as between the Indemnitor and the Indemnitee, the Indemnitor shall be solely obligated to satisfy and discharge such third party claim. Damages payable hereunder shall be appropriately adjusted to reflect the receipt of insurance proceeds, tax benefits and detriments and proceeds received with respect to condemnation, expropriation or eminent domain proceedings.

                  (d) Any amounts paid pursuant to this Article VII shall be treated as an adjustment to the Purchase Price.

         7.7. Insurance Recoveries From Third Parties. To the extent it would otherwise reduce the Indemnitee's claims against the Indemnitor, the Indemnitee shall use commercially reasonable best efforts to (i) file, or cause to be filed, claims for all Damages incurred that the Indemnitee determines, in its reasonable discretion, may be recoverable under insurance policies, (ii) pursue all claims for indemnification, contribution or other recoveries, whether for breach of contract or otherwise, under agreements with third parties and (iii) pursue all rights for contribution or other recoveries against third parties afforded under applicable laws, statutes, ordinances and regulations of the United States of America or any state, commonwealth, city, county or municipality thereof. Any settlement with any such insurer in respect of Damages may be made by the Indemnitee only with the consent of the Indemnitor. No right of subrogation shall accrue hereunder to any insurer or other party.

         7.8. Sole Remedies. The remedies of this Article VII are the exclusive remedies for claims among the parties to this Agreement arising from any liabilities associated with the transactions contemplated hereunder except as provided in the following sentence. Each Seller and each Buyer expressly waives any claim arising out of the Purchased Assets, Ecusta Stock or Business Intellectual Property that it may have against any other party to this Agreement under any statute or other law, other than claims under this Agreement, including without limitation claims under CERCLA; provided, however, that Buyers do not waive any claim against Sellers arising out of or relating to alleged fraudulent conduct on the part of Sellers.

                                  ARTICLE VIII

                              TERM AND TERMINATION

         8.1. Exclusive Dealing.

                  (a) Through the period beginning as of the date hereof through the date of termination of this Agreement, Sellers and Ecusta Subsidiaries shall not (nor will they permit any of their officers, directors, agents, representatives (including bankers and attorneys) or affiliates to), directly or indirectly, take any of the following actions with any party other than Buyers or any of their Affiliates: (a) solicit or respond to any request for information or any offer or inquiry from any other person regarding, or enter into any discussions, negotiations, agreements, understandings or arrangements for, the acquisition of (i) any or all of the Purchased Assets

(other than the sale of Business Products in the ordinary course of business consistent with past practice), (ii) any of the Ecusta Stock, (iii) any of the German Assets (other than the sale of inventory in the ordinary course of business consistent with past practice) or (iv) the Parking Lot, (b) solicit or respond to any request for information or any offer or inquiry from any other person regarding, or enter into any discussions, negotiations, agreements, understandings or arrangements for the establishment of an arrangement for, the distribution of the Business Products, or (c) disclose the existence or content of the discussions between the parties hereto or the existence of this Agreement or the Ancillary Agreements; provided, however, that the restrictions set forth in clause (a) shall not be applicable to actions taken in response to any unsolicited offer where compliance with these restrictions would cause a violation of the fiduciary duties of Glatfelter's board of directors as determined by the board of directors after consulting with nationally recognized counsel; and provided, further, that the restrictions in clause (c) shall not be applicable in the event that Glatfelter determines that it is required by law or by the rules of the New York Stock Exchange to make such disclosure. In the event that after the date hereof Sellers shall receive any request, offer or proposal, directly or indirectly, of the type referred to in clauses (a) or (b) above, Sellers shall promptly inform Buyers of such offer or proposal.

                  (b) Glatfelter agrees to pay Buyers a fee of $3 million (the "Break Fee") if Sellers or their Affiliates, representatives, agents, directors or officers take any action that would violate Section 8.1(a) but for the fact that such action is taken in response to an unsolicited offer where compliance with the restrictions in Section 8.1(a) would cause a violation of the fiduciary duties of Glatfelter's board of directors; provided, however, that such Break Fee shall be payable upon the closing of any such transaction with such unsolicited offeror or its affiliates or associates.

         8.2. Term. Notwithstanding any provision to the contrary herein or the date of execution of this document, this amendment and restatement of the Acquisition Agreement dated as of May 16, 2001 between the parties hereto (other than RF) and Robert Fletcher & Son Limited (the "Original Acquisition Agreement") shall become effective only on the Closing.

         8.3. Termination. Except with respect to provisions that expressly survive the termination of this Agreement, this Agreement may be terminated at any time prior to Closing:

                  (a) by mutual written agreement of Buyers and Sellers;

                  (b) by Buyers (provided that none of Buyers is in material breach of this Agreement), by written notice to Sellers, at any time (i) if the representations and warranties of Sellers in this Agreement were incorrect in any material respect when made, or (ii) if any Seller is in breach in any material respect of any of its covenants or agreements in this Agreement that is not cured within ten (10) days after receiving written notice of such breach from Buyers (a "Sellers Breach");

                  (c) by Sellers (provided that none of Sellers is in material breach of this Agreement), by written notice to Buyers, at any time (i) if the representations and warranties of

Buyers in this Agreement were incorrect in any material respect when made or
(ii) if any Buyer is in breach in any material respect of any of its covenants or agreements in this Agreement that is not cured within ten (10) days after receiving written notice of such breach from Sellers (collectively, a "Buyers Breach");

                  (d) by Buyers or Sellers if a court of competent jurisdiction or governmental or regulatory body shall have issued an order, decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Closing of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

                  (e) by Buyers if a Material Adverse Event or Material Real Estate Impairment has occurred since the date hereof; and

                  (f) by Buyers or Sellers if the transactions contemplated hereby are not consummated on or before August 14, 2001; and

                  (g) by Sellers if, as of July 13, 2001, Buyers have not either
(i) delivered to Glatfelter a copy of the appraisal pursuant to Section 6.2(i) hereunder or (ii) waived, in a writing delivered to Sellers, the receipt of the appraisal under Section 6.2(i) as a condition of Closing hereunder.

         8.4. Procedures and Effect of Termination. If this Agreement is terminated as provided herein, no party shall have any liability or further obligation to any other party under the terms of this Agreement or otherwise, provided that is such termination shall result from the breach by the non-terminating party of any representation or warranty, or the failure of the non-terminating party to perform a covenant of this Agreement, such party shall be fully liable for any and all damages incurred or suffered by the other parties as a result of such failure. Notwithstanding the foregoing, the provisions of Section 8.1 shall survive the termination of this Agreement in accordance with their terms.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) if shipped outside of the United States, two Business Days after delivery to DHL or other internationally recognized two-day international express carrier, if sent for immediate delivery with fee prepaid; (ii) if shipped within the United States, one Business Day after delivery to Federal Express or other nationally recognized overnight express carrier, if sent for overnight delivery with fee prepaid, (iii) upon receipt if sent via facsimile with receipt confirmed, or
(iv) upon receipt if delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the others:

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
If to Sellers, to:

P. H. Glatfelter Company
96 South George Street, Suite 500
York, PA  17401
Attn:  Markus R. Mueller, Esq.
Fax No.:  717.578.2419

With a copy to:

Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA  19103
Attn:  Morris Cheston, Jr., Esq.
Fax No.:  215.864.8999

If to Buyers, to:

Purico (IOM) Limited
Analyst House
20-26 Peel Road
Douglas, Isle of Man
IM 99 1AP
United Kingdom
Attn:  John Scott
Fax No.: 011.44.162.9983

With copies to:

Melton Medes Limited
Environment House
6 Union Road
Nottingham
NG3 1FH
United Kingdom
Attn:  N. R. Puri
Fax No.:  011.44.115.901.3100

Dechert
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA 19103
Attn:  Christopher G. Karras, Esq.
Fax No.:  215.994.2222



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
         9.2. Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses which are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

         9.3. Entire Agreement. The agreement of the parties, which is comprised of this Agreement and the Schedules hereto and the documents referred to herein and the Post-retirement Medical Benefits Side Letter dated as of the date hereof from Buyers to Sellers (the "Post-retirement Medical Benefits Side Letter"), sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement, including but not limited to the Original Acquisition Agreement.

         9.4. Assignment; Binding Effect; Severability. This Agreement may not be assigned by any party hereto without the written consent of the other party; provided, however, that any Buyer may assign its rights hereunder as collateral security to any bona fide financial institution which is engaged in financing in the ordinary course providing financing to consummate the transactions contemplated hereby or to fund working capital requirements or any financial institution which is engaged in financing in the ordinary course through whom such financing is refunded, replaced, or refinanced and any of the foregoing financial institutions may, in enforcing their rights in connection with such financing, assign such Buyer's rights or cause such Buyer to assign its rights hereunder in connection with a sale of such Buyer or its parent or the business in the form then being conducted by such Buyer substantially as an entirety; and provided, further, any Buyer may assign its rights hereunder, in whole or in part, but subject to all limitations contained herein, to one or more subsidiaries or Affiliates of such Buyer, provided that, in any such case, such Buyer gives Sellers prior written notice of such assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use commercially reasonable best efforts to arrive at an accommodation which best preserves for the parties the benefits and obligations of the offending provision.

         9.5. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Commonwealth of Pennsylvania without regard to its conflict of laws principles. If any provision of this Agreement is determined to contravene the laws of the Commonwealth of Pennsylvania, it shall be deemed to be modified to the extent necessary to comply with any such law or, if such modification is not possible under any such law, shall be deemed to be null and void, but shall not affect the obligations of the parties hereto under any other provision of this Agreement. The parties hereto consent to the exclusive jurisdiction of the Federal District Court of the Middle District of Pennsylvania for all claims related to this Agreement.

         9.6. Execution in Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto were upon one instrument.

         9.7. Public Announcement. Neither Sellers nor Buyers shall, without the approval of the other parties hereto, make any press release or other public announcement concerning the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case such party shall use its commercially reasonable best efforts to advise the other parties thereof and the parties shall use their commercially reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to (a) implement the provisions of this Agreement (including the Financing) or (b) comply with accounting, securities laws and Securities and Exchange Commission disclosure obligations.

         9.8. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

         9.9. Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

         9.10. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

         9.11. Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

               [Remainder of this page intentionally left blank.]

                  IN WITNESS WHEREOF, each Buyer and each Seller has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the day and year first written above.

                                   SELLERS

                                   P. H. GLATFELTER COMPANY


                                   By: /s/ Robert S. Wood
                                       --------------------------------------
                                        Name:   Robert S. Wood
                                        Title:  Chief Strategy Officer

                                   MOLLANVICK, INC.


                                   By: /s/ Robert S. Wood
                                       --------------------------------------
                                        Name:   Robert S. Wood
                                        Title:  President


                                   BUYERS

                                   PURICO (IOM) LIMITED


                                   By: /s/ Upendra Puri
                                       --------------------------------------
                                        Name:   Upendra Puri
                                        Title:  Director

                                   RF & SON INC.


                                   By: /s/ Upendra Puri
                                       --------------------------------------
                                        Name:   Upendra Puri
                                        Title:  Chairman

                                   RFS US INC.


                                   By: /s/ Upendra Puri
                                       --------------------------------------
                                        Name:   Upendra Puri
                                        Title:  Chairman

                                    RFS ECUSTA INC.


                                   By: /s/ Upendra Puri
                                        --------------------------------------
                                       Name:   Upendra Puri
                                        Title:  Chairman

                                   Acknowledged and Agreed:

                                   ROBERT FLETCHER & SON LIMITED


                                   By: /s/ N. R. Puri
                                       --------------------------------------
                                        Name:   N. R. Puri
                                        Title:  Authorized Person

                                    SCHEDULE

     As permitted by Item 601(b)(2) of Regulation S-K, the Registrant has omitted filing the Exhibits and the Schedules to the Amended and Restated Acquisition Agreement as part of Exhibit 2 to this Form 8-K or as additional exhibits to this Form 8-K. The list of Exhibits on page iii of the Amended and Restated Acquisition Agreement and the list of Schedules on pages iv and v of the Amended and Restated Acquisition Agreement, respectively, identify the contents of such omitted Exhibits and Schedules. As required by Item 601(b)(2), the Registrant agrees to furnish supplementally a copy of any such omitted Exhibit or Schedule to the Commission upon request.